 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of
Common Stock
of
PROFIRE ENERGY, INC.
at
$2.55 Net Per Share, in Cash
by
Combustion Merger Sub, Inc.,
a wholly owned subsidiary of
CECO Environmental Corp.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 31, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of October 28, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among CECO Environmental Corp., a Delaware corporation (“Parent”), Combustion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and Profire Energy, Inc., a Nevada corporation (“PFIE”). Purchaser is offering to purchase all of the issued and outstanding shares of PFIE’s common stock, par value $0.001 per share (the “Shares”), at a price of $2.55 per Share, net to the seller, in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and the related notice of guaranteed delivery (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery” and, together with this Offer to Purchase and the Letter of Transmittal, the “Offer”). Pursuant to the Merger Agreement, following the consummation of the Offer (the date and time of Purchaser’s acceptance of Shares tendered for payment, the “Acceptance Time”) and the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into PFIE without a vote of the stockholders of PFIE in accordance with Section 92A.133 of the Nevada Revised Statutes (the “NRS”) and Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Merger”), with PFIE continuing as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, each Share issued and outstanding immediately prior to the Effective Time (defined below) of the Merger (other than (i) Shares owned directly or indirectly by Parent or its subsidiaries, including Purchaser, if any, (ii) Shares held by PFIE as treasury shares immediately prior to the Effective Time and (iii) shares owned by a wholly owned subsidiary of PFIE ((i), (ii) and (iii), collectively “Company Owned Shares”), which Company Owned Shares shall be cancelled without any payment made with respect thereto) will, at the Effective Time, be cancelled and automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any required withholding taxes (the “Merger Consideration”). As a result of the Merger, PFIE will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”
On October 28, 2024, the board of directors of PFIE (the “PFIE Board”) unanimously (i) determined that the Merger Agreement and the Transactions are fair to and in the best interests of PFIE and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement, (iii) approved and declared advisable the Transactions,

(iv) resolved to recommend that the stockholders of PFIE accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (v) resolved that the Merger shall be governed by and effected pursuant to Section 92A.133 of the NRS and Section 252 of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing.
There is no financing condition to the Offer. The Offer is subject to the satisfaction of the Minimum Tender Condition (as defined below) and other conditions described in Section 15 — “Certain Conditions of the Offer.” If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied or if any of the other conditions of the Offer is not satisfied upon expiration of the Offer (taking into account any extensions thereof as permitted by the Merger Agreement), then (i) neither the Offer nor the Merger will be consummated and (ii) PFIE’s stockholders will not receive the Offer Price pursuant to the Offer or any Merger Consideration pursuant to the Merger. A summary of the principal terms of the Offer appears starting on page 5 of this Offer to Purchase under the heading “Summary Term Sheet.” You should read this Offer to Purchase and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (866) 342-4881
Email: PFIE@dfking.com
December 3, 2024

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must (a) follow the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.
Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
* * * *
Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King & Co., Inc. (“D.F. King”), acting as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase, which will be furnished promptly at Purchaser’s expense. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET
Combustion Merger Sub, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of CECO Environmental Corp., a Delaware corporation (“Parent”), is offering to purchase (i) all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Profire Energy, Inc., a Nevada corporation (“PFIE”), at a price per share of $2.55, net to the seller, in cash, without interest and less any required withholding taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.
The following are some questions you, as a stockholder of PFIE, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning PFIE contained herein and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by PFIE or has been taken from or is based upon publicly available documents or records of PFIE on file with the SEC or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to PFIE provided to Parent and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and where appropriate, Parent and Purchaser, collectively.
Securities Sought	All of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Profire Energy, Inc., a Nevada corporation (“PFIE”).
Price Offered Per Share	$2.55, per Share, net to the seller, in cash, without interest and less any required withholding taxes (the “Offer Price”).
Scheduled Expiration of Offer	One minute after 11:59 P.M., New York City time, on December 31, 2024 (“Offer Expiration Time”), unless the Offer is extended or terminated (the Offer Expiration Time, as it may be extended is referred to as the “Expiration Date”). See Section 1 — “Terms of the Offer.”
Purchaser	Combustion Merger Sub, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of CECO Environmental Corp. (“Parent”), a Delaware corporation.
PFIE’s Board of Directors’ Recommendation	The board of directors of PFIE (the “PFIE Board”) unanimously recommends that the stockholders of PFIE tender their Shares in the Offer.
Who is offering to buy my Shares?
Purchaser is offering to purchase all of the issued and outstanding Shares. Purchaser is a Delaware corporation and wholly owned subsidiary of Parent which was formed for the sole purpose of making the Offer and completing the process by which PFIE will become a subsidiary of Parent through the merger of Purchaser with and into PFIE (the “Merger”), with PFIE being the surviving corporation. See the “Introduction,” Section 8 — “Certain Information Concerning Parent and Purchaser” and Schedule I —  “Directors and Executive Officers of Purchaser Entities.”

How many Shares are you offering to purchase in the Offer?
We are making an offer to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $2.55 per Share, net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer,” and Section 2 —  “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. The Merger Agreement entered into by Parent, Purchaser and PFIE on October 28, 2024 provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Certain Conditions of the Offer.”
What are the most significant conditions of the Offer?
Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of the following conditions set forth in the Merger Agreement (the “Offer Conditions”), including, among other things:
(i)
the number of Shares validly tendered and not validly withdrawn prior to the Offer Expiration Time (other than Shares tendered by guaranteed delivery that have not yet been “received,” as such term is used in Section 92A.133(4)(g) of the NRS, by the depositary for the Offer), when added to any Shares already owned by Purchaser, equals a majority of the voting power of the then issued and outstanding Shares (the “Minimum Tender Condition”);

(ii)
the accuracy of PFIE’s representations and warranties contained in the Merger Agreement (subject to certain customary materiality qualifiers) (as described in Section 11 — “The Merger Agreement; Other Agreements”);

(iii)
the Merger Agreement has not been terminated in accordance with its terms;

(iv)
PFIE will have complied with and performed in all material respects its covenants, agreements and obligations required to be complied or performed by it on or prior to the Offer Expiration Time;

(v)
no event has occurred that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on PFIE; and

(vi)
there is no order or other legal restraint that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or prohibiting the consummation of the Offer or the Merger.

See Section 15 — “Certain Conditions of the Offer.”
Do you have the financial resources to pay for all of the issued and outstanding Shares that you are offering to purchase in the Offer and to consummate the Merger and the other transactions contemplated by the Merger Agreement?
Purchaser estimates that it will need up to approximately $125 million to purchase all of the issued and outstanding Shares in the Offer, to provide funding for the consideration to be paid in the Merger and to pay related fees and expenses at the Closing of the Transactions (the “Transaction Uses”). The Offer and the

Merger are not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer and pay for the Shares acquired in the Merger.
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the consideration offered in the Offer consists solely of cash;

•
the Offer is being made for all issued and outstanding Shares;

•
if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger;

•
the Offer is not subject to any financing condition; and

•
we have all of the financial resources sufficient to finance the Offer and the Merger.

See Section 9 — “Source and Amount of Funds.”
Why are you making the Offer?
We are making the Offer because we want to acquire all of the equity interests in PFIE. If the Offer is consummated, as promptly as practicable after consummation of the Offer, Purchaser will merge with and into PFIE, with PFIE as the Surviving Corporation. See Section 12 — “Purpose of the Offer; Plans for PFIE.”
What does the PFIE Board think about the Offer?
We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the PFIE Board. The PFIE Board has unanimously:
•
determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of PFIE and PFIE’s stockholders;

•
adopted and approved and declared advisable the Merger Agreement and the Transactions; and recommended, by resolution, that the stockholders of PFIE accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A more complete description of PFIE’s reasons for authorizing and approving the Merger Agreement and the Transactions, including the Offer and the Merger, will be set forth in PFIE’s Solicitation/Recommendation Statement on Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will be subsequently filed by PFIE with the SEC and mailed to PFIE’s stockholders after the mailing of this Offer to Purchase. See the “Introduction” and Section 10 —  “Background of the Offer; Past Contacts or Negotiations with PFIE.”
Has the PFIE Board received a fairness opinion in connection with the Offer and the Merger?
Yes. Stephens Inc. (“Stephens”), the financial advisor to PFIE, delivered an oral opinion to the PFIE Board, which was subsequently confirmed by delivery of a written opinion dated October 28, 2024, to the effect that, as of that date, the consideration to be received by the common stockholders of PFIE (solely in their capacity as such) in the proposed acquisition was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. The full text of Stephens’s written opinion, which describes the assumptions, qualifications and limitations stated in such written opinion, will be included as an annex to the Schedule 14D-9. Stephens’s opinion was provided for the benefit of the PFIE Board in connection with, and for the purpose of, its evaluation of the Offer Price in the Transaction and addresses only the fairness, from a financial point of view, to holders of Shares of the consideration to be received pursuant to the Merger Agreement. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

How long do I have to decide whether to tender my Shares in the Offer?
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Offer Expiration Time. If you cannot deliver everything that is required in order to make a valid tender prior to the Offer Expiration Time, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. The term “Offer Expiration Time” means one minute after 11:59 P.M., New York City time, on December 31, 2024, unless, in accordance with the Merger Agreement, the Offer has been extended, in which event the term “Offer Expiration Time” means such later time and date to which the Offer has been extended. Notwithstanding the foregoing, Purchaser and Parent will not be required to extend the Offer beyond the earlier of (i) 11:59 P.M. New York City time on March 31, 2025, or (ii) the valid termination of the Merger Agreement.
If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer.
Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.
Can the Offer be extended and under what circumstances?
Yes. We have agreed in the Merger Agreement that, subject to our rights and PFIE’s rights to terminate the Merger Agreement in accordance with its terms or terminate the Offer under certain circumstances:
•
we will extend the Offer for any minimum period required by any rule or regulation of the SEC or its staff, any rule or regulation of the Nasdaq Capital Market (“Nasdaq”) or any other applicable law, in each case, applicable to the Offer; and

•
if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, we will extend the Offer for up to three (3) periods of time of ten (10) business days per extension (or such longer period as Parent and PFIE may mutually agree), to permit such Offer Condition to be satisfied.

Notwithstanding the foregoing, in no event shall Purchaser be required to extend the Offer beyond the earlier to occur of (A) the valid termination of the Merger Agreement in compliance with Section 8 thereof and (B) the Outside Date.
If we extend the time period of the Offer, this extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer” for more details on our ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary and Paying Agent (as defined below) of that fact and will make a public announcement of the extension not later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”
How do I tender my Shares?
If you wish to accept the Offer and:
•
you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•
you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with PFIE’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a duly completed and validly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined below), a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or
•
you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to tender your Shares using guaranteed delivery procedures. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

In any case, the Depositary and Paying Agent must receive all required documents before the Offer Expiration Time. See the Letter of Transmittal and Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for more information.
May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?
Yes. You may withdraw previously tendered Shares any time prior to the Offer Expiration Time and, if not previously accepted for payment, at any time after February 1, 2025, which is the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares. To withdraw your Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw your Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Offer Expiration Time to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
Do I have to vote to approve the Offer or the Merger?
No vote of PFIE stockholders is required to approve the Offer or the Merger. You only need to tender your Shares if you choose to do so. Following the completion of the Offer, if the Minimum Tender Condition has been satisfied, and the other Offer Conditions are satisfied or waived, we will be able to consummate the Merger pursuant to Section 92A.133 of the Nevada Revised Statutes (the “NRS”) without a vote of the stockholders of PFIE. See Section 12 — “Purpose of the Offer; Plans for PFIE.”
If the Offer is successfully completed, will PFIE continue as a public company?
No. If the Minimum Tender Condition has been satisfied, and the other Offer Conditions are satisfied or waived, we expect to consummate the Merger in accordance with Section 92A.133 of the NRS and the other applicable provisions of the NRS, and no vote of the PFIE stockholders will be required to approve the Merger Agreement or to consummate the Merger. If the Merger takes place, PFIE will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, your Shares will be converted in the Merger into the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Upon consummation of the Merger, the Shares will no longer be eligible to be traded on Nasdaq or any other securities exchange, there will not be a public trading market for the common stock of PFIE, and PFIE will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 13 — “Certain Effects of the Offer.”
If you do not consummate the Offer, will you nevertheless consummate the Merger?
No. Neither we nor PFIE is under any obligation to pursue or consummate the Merger if the Offer is not consummated.

Do I have dissenter’s or appraisal rights in connection with the Offer and the Merger?
No. There are no dissenter’s rights or appraisal rights available as a result of or in connection with the Offer. Pursuant to Section 92A.390 of the NRS, there are no dissenter’s rights or appraisal rights available as a result of or in connection with the Merger, if consummated. See Section 17 — “No Dissenter’s or Appraisal Rights.”
If I decide not to tender, how will the Offer affect my Shares?
If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, less any required withholding taxes and without interest.
If the Minimum Tender Condition and the other Offer Conditions are satisfied, we are obligated under the Merger Agreement to cause the Merger to occur.
Because the Merger will be effected pursuant to Section 92A.133 of the NRS, assuming the requirements of that statutory provision are met, no vote by the stockholders of PFIE will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 12 — “Purpose of the Offer; Plans for PFIE.”
If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied upon expiration of the Offer (taking into account any extensions thereof and any Shares subject to a valid notice of guaranteed delivery), then (i) neither the Offer nor the Merger will be consummated and (ii) PFIE’s stockholders will not receive the Offer Price or Merger Consideration pursuant to the Offer or Merger, as applicable.
Will there be a subsequent offering period?
No. As required by Section 92A.133 of the NRS, we expect the Merger to occur as promptly as practicable following the date and time of Purchaser’s acceptance of Shares tendered for payment (the “Acceptance Time”) without a subsequent offering period.
What is the market value of my Shares as of a recent date?
On October 25, 2024, the last full trading day before Parent and PFIE entered into the Merger Agreement, the closing price of the Shares reported on Nasdaq was $1.74 per Share; therefore, the Offer Price of $2.55 per Share represents a premium of (i) approximately 46.5% over such price and (ii) approximately 60.3% to the volume-weighted average price of the Shares on Nasdaq over the thirty trading day period ended on October 25, 2024 . On November 25, 2024, the closing price of the Shares reported on Nasdaq was $2.52 per Share.
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. In connection with the execution of the Merger Agreement, Brenton Hatch (and certain of his affiliates), the Chairman of the PFIE Board, Ryan Oviatt, the Co-Chief Executive Officer and Chief Financial Officer of PFIE, and Cameron Tidball, the Co-Chief Executive Officer of PFIE (the “Supporting Stockholders”) have each entered into tender and support agreements with Parent and Purchaser (as they may be amended, restated, supplemented or otherwise modified from time to time, the “Support Agreements” and each, a “Support Agreement”), pursuant to which the Supporting Stockholders have agreed to tender all of the Shares owned or controlled by the Supporting Stockholders pursuant to the Offer and subject to the terms and conditions of such Support Agreements.
By entering into the Support Agreements, the Stockholders also agreed to other customary terms and conditions, including certain restrictions on transferring their Shares and issuing public statements or press releases. Each of the Stockholders’ respective obligations under the Support Agreements will automatically terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with it terms, (ii) the time of the acceptance for payment of Shares pursuant to and subject to the Offer Conditions upon the Offer Expiration Time (the “Offer Closing”), provided, that, each Stockholder has tendered all of its Shares and complied with the covenants in the Support Agreement, (iii) the making of a Company Adverse Recommendation Change in accordance with the Merger Agreement, (iv) the entry of Parent or Purchaser, without the prior written consent of the Stockholders, into any amendment or modification of the Merger Agreement that decreases the Offer Price or changes the form of Merger Consideration and (v) the termination of the Support Agreement by written notice from Parent and Purchaser.
PFIE has informed us that, as of November 25, 2024, the executive officers and directors of PFIE beneficially owned, directly or indirectly, in the aggregate, 12,032,731 Shares (excluding any PFIE RSU (as defined below)), and that, to the best of PFIE’s knowledge, after reasonable inquiry, each executive officer and director of PFIE who owns Shares presently intends to tender in the Offer all Shares that he or she owns of record or beneficially. The foregoing does not include any shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.
See Section 11 — “The Merger Agreement; Other Agreements — Support Agreements.”
If I tender my Shares, when and how will I get paid?
If the Offer Conditions are satisfied or, to the extent permitted, waived, and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $2.55 in cash without interest and less any required withholding taxes, promptly following the Acceptance Time. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment of Shares.”
What will happen to my restricted stock units in the Offer and the Merger?
The Offer is made only for Shares and is not being made for any outstanding restricted stock units granted under the 2014 Equity Incentive Plan or the 2023 Equity Incentive Plan, each as amended, or otherwise (each, a “PFIE RSU”). Pursuant to the Merger Agreement, as of the Effective Time, each PFIE RSU that is then outstanding and unvested as of the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the number of Shares then underlying such PFIE RSU (calculated based on the achievement of any applicable performance metrics at the maximum level) multiplied by (b) the Merger Consideration. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
What are the material United States federal income tax consequences of the Offer and the Merger to a United States Holder?
If you are a United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in such Shares exchanged therefor. Such gain or loss will generally be treated as a long-term capital gain or loss if you have held your Shares for more than one year at the time of the exchange. If you are a non-United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), you generally will not be subject to United States federal income tax with respect to the exchange of Shares for cash pursuant to the Offer or the Merger unless you have certain connections to the United States. See Section 5 — “Material United States Federal Income Tax Consequences” for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
You are urged to consult your tax advisors to determine the tax consequences to you of the Offer and the Merger in light of your particular circumstances, including the application and effect of any state, local or non-United States tax laws.

Who should I talk to if I have additional questions about the Offer?
Stockholders, banks and brokers may call D.F. King & Co., Inc. (“D.F. King”) toll-free at (866) 342-4881. D.F. King is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.
INTRODUCTION
Combustion Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of CECO Environmental Corp., a Delaware corporation (“Parent” and, together with Purchaser, the “Buyer Parties”), hereby offers to purchase for cash all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Profire Energy, Inc., a Nevada corporation (“PFIE”), at a price of $2.55 per Share, net to the seller, in cash without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) and the related notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which three documents, together with other related materials and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). PFIE has informed us that, as of November 25, 2024, the executive officers and directors of PFIE beneficially owned, directly or indirectly, in the aggregate, 12,032,731 Shares (excluding any shares issuable upon the settlement of PFIE restricted stock units), and that, to the best of PFIE’s knowledge, after reasonable inquiry, each executive officer and director of PFIE who owns Shares presently intends to tender in the Offer all Shares that he or she owns of record or beneficially. The foregoing does not include any shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender. The Supporting Stockholders have entered into Support Agreements to tender their Shares in the Offer in connection with the execution of the Merger Agreement. The Offer and withdrawal rights will expire at one minute after 11:59 P.M., New York City time, on December 31, 2024 (the “Offer Expiration Time”), unless the Offer is extended in accordance with the terms of the Merger Agreement.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 28, 2024, among Parent, Purchaser and PFIE (together with any amendments or supplements thereto, the “Merger Agreement”). The Merger Agreement provides that as promptly as practicable after the consummation of the Offer, Purchaser will merge with and into PFIE (the “Merger”) in accordance with the provisions of Section 92A.133 of the Nevada Revised Statutes (the “NRS”) and Section 252 of the DGCL, with PFIE continuing as the surviving corporation (the “Surviving Corporation”) in the Merger. Because the Merger will be effected pursuant to Section 92A.133 of the NRS, assuming the requirements of that statutory provision are met, no PFIE stockholder vote will be required to approve the Merger Agreement and consummate the Merger. As a result of the Merger, the Shares will cease to be publicly traded. Under the terms of the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by executing and filing the articles of merger (the “Articles of Merger”) with the Nevada Secretary of State in accordance with the relevant provisions of the NRS and a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State or at such later effective date and time permitted under the NRS as may be agreed in writing by Parent, Purchaser and PFIE and specified in the Articles of Merger (the “Effective Time”). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned directly or indirectly by Parent or its subsidiaries, including Purchaser, if any, (ii) Shares held by PFIE as treasury shares or otherwise immediately prior to the Effective Time and (iii) shares owned by a wholly owned subsidiary of PFIE ((i), (ii) and (iii), collectively “Company Owned Shares”), which Company Owned Shares shall be cancelled without any payment made with respect thereto) will be cancelled and automatically converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest and less any required withholding taxes. Under no circumstances will interest on the Offer Price or Merger Consideration for Shares be paid to the stockholders of PFIE, regardless of any delay in payment for such Shares. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement,” which also contains a discussion of the treatment of equity awards of PFIE.
Tendering stockholders who are record owners of their Shares and tender directly to the Depositary and Paying Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the instructions to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any brokerage or other service fees. Parent or Purchaser will pay all charges and expenses of Colonial Stock Transfer Company, Inc., acting as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), and D.F. King & Co., Inc. (“D.F. King”), acting as the information agent for the Offer, incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
On October 28, 2024, the board of directors of PFIE (the “PFIE Board”) unanimously (i) determined that the Merger Agreement and the Transactions are fair to and in the best interests of PFIE and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement, (iii) approved and declared advisable the Transactions, (iv) resolved to recommend that the stockholders of PFIE accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (v) resolved that the Merger shall be governed by and effected pursuant to Section 92A.133 of the NRS and Section 252 of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing. A more complete description of the PFIE Board’s reasons for authorizing and approving the Merger Agreement and the Transactions, including the Offer and the Merger, will be set forth in PFIE’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements thereto, “Schedule 14D-9”) under the Exchange Act. The Schedule 14D-9 will be mailed to PFIE’s stockholders in connection with the Offer as promptly as practicable after the mailing of this Offer to Purchase, the Letter of Transmittal and other related materials.
The Offer is not subject to any financing condition. These and other conditions to the Offer are described in Section 15 — “Certain Conditions of the Offer.”
Section 92A.133 of the NRS provides that, subject to certain statutory requirements, if following consummation of a tender offer for a publicly traded Nevada corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the corporation consummating the tender offer equals at least that percentage of the voting power of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to approve a merger agreement under the NRS and the target corporation’s articles of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in the tender offer, the corporation consummating the tender offer may effect a merger with the target Nevada corporation without a vote of the stockholders of the target Nevada corporation. Accordingly, if the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Offer Expiration Time, together with any Shares beneficially owned by Purchaser or its “affiliates” (as defined in Section 92A.133(4)(a) of the NRS), immediately after giving effect to the acceptance for payment of Shares in the Offer, equals at least a majority of the then issued and outstanding Shares, and the other Offer Conditions are satisfied or waived, no vote of the PFIE stockholders will be required to approve or effectuate the Merger, and Purchaser will not seek the approval of PFIE’s remaining public stockholders before effecting the Merger. Section 92A.133 of the NRS also requires that the Merger Agreement provide that a merger pursuant to that provision be effected as soon as practicable after the tender offer. Therefore, PFIE, Parent and Purchaser have agreed to take all necessary action to cause the Merger to become effective as promptly as practicable following the acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
There are no dissenter’s rights or appraisal rights available as a result of or in connection with the Offer. Pursuant to Section 92A.390 of the NRS, there are no dissenter’s rights or appraisal rights available as a result of or in connection with the Merger, if consummated. See Section 17 — “No Dissenter’s or Appraisal Rights.”
Stephens Inc. (“Stephens”), the financial advisor to PFIE, delivered an oral opinion to the PFIE Board, which was subsequently confirmed by delivery of a written opinion dated October 28, 2024, to the effect that, as of that date, the consideration to be received by the common stockholders of PFIE (solely in their capacity as such) in the proposed acquisition was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. The full text of Stephens’s written opinion, which describes the assumptions, qualifications and limitations stated in such written opinion, will be included as an annex to Schedule 14D-9. Stephens’s opinion was provided for the benefit of the PFIE Board in connection with, and for the purpose of, its evaluation of the Offer Price in the Transaction and addresses only the fairness, from a financial point of view, to holders of Shares of the consideration to be received pursuant to the Merger Agreement. Stockholders are urged to read the full text of that opinion carefully and in its entirety.
The material United States federal income tax consequences for stockholders of PFIE that exchange Shares for cash pursuant to the Offer or the Merger are summarized in Section 5 — “Material United States Federal Income Tax Consequences.”
Parent and Purchaser have retained D.F. King to be the “Information Agent” and Colonial Stock Transfer Company, Inc. to be the “Depositary and Paying Agent” in connection with the Offer. Parent or Purchaser will pay all charges and expenses of Colonial Stock Transfer Company, Inc., as Depositary and Paying Agent, and D.F. King, as Information Agent, incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
This Offer to Purchase, the Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (as defined in Section 15 — “Certain Conditions of the Offer”) (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Offer Expiration Time and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights” (the date and time of Purchaser’s acceptance of Shares tendered for payment, the “Acceptance Time”). The term “Offer Expiration Time” means one minute after 11:59 P.M., New York City time, on December 31, 2024, unless, in accordance with the Merger Agreement, the Offer has been extended, in which event the term “Offer Expiration Time” means such later time and date to which the Offer has been extended. Notwithstanding the foregoing, Purchaser and Parent will not be required to extend the Offer beyond the earlier of (i) 11:59 P.M. New York City time on March 31, 2025, or (ii) the valid termination of the Merger Agreement.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other Offer Conditions set forth in Section 15 — “Certain Conditions of the Offer.” Purchaser may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the Offer Conditions described in Section 15 — “Certain Conditions of the Offer” are not satisfied or waived. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Termination.”
Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, Parent and Purchaser expressly reserve the right to increase the Offer Price and amend, modify or waive any Offer Condition (other than the Minimum Tender Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Purchaser and Parent have agreed that (i) Purchaser shall not decrease the Offer Price and (ii) no change may be made to the Offer that (a) changes the form of consideration to be delivered by Purchaser pursuant to the Offer, (b) reduces the number of Shares sought to be purchased by Purchaser in the Offer, (c) amends or modifies any of the Offer Conditions in a manner that is adverse to the holders of the Shares, or imposes conditions or requirements to the Offer in addition to the Offer Conditions, (d) amends, modifies or waives the Minimum Tender Condition or (e) extends or otherwise changes the Expiration Date in a manner other than pursuant to and in accordance with the Merger Agreement.
The Merger Agreement provides, among other things, that the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Shares), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to the Shares occurring on or after the date of the Merger Agreement and prior to the Acceptance Time.
Pursuant to the Merger Agreement, the Offer may be extended beyond the initial Offer Expiration Time, but in no event will the Offer be extended beyond the earlier of the valid termination of the Merger Agreement and the Outside Date without the prior written consent of PFIE. The Merger Agreement provides that Purchaser will (a) extend the Offer for any minimum period required by any rule or regulation of the SEC or its staff, any rule or regulation of Nasdaq or any other applicable law, in each case, applicable to the Offer; (b) if, as of any then-scheduled Offer Expiration Time, any Offer Condition (other than those conditions that by their nature are to be satisfied at the Offer Expiration Time) is not satisfied and has not been waived, extend the Offer for up to three (3) periods of time of ten business days each (or such longer period as PFIE and Parent may agree) to permit such Offer Conditions to be satisfied.
During any extension of the initial offer period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”
If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer, if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Offer Expiration Time, Purchaser decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 15 — “Certain Conditions of the Offer” have not been satisfied or waived. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer, but Parent and Purchaser are prohibited (without PFIE’s consent) from terminating the Offer prior to any then-scheduled Offer Expiration Time, unless the Merger Agreement has been terminated in accordance with its terms.
Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15 — “Certain Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals.” The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.
Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Offer Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
As promptly as practicable following the consummation of the Offer, Purchaser will consummate the Merger in accordance with Section 92A.133 of the NRS, which provides that no vote of the stockholders of PFIE is required to approve the Merger Agreement or consummate the Merger.
PFIE has provided Purchaser its list of stockholders with security position listings for the purpose of dissemination of the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on PFIE’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), including the satisfaction or, to the extent permitted, earlier waiver of the Offer Conditions set forth in Section 15 — “Certain Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, accept for payment and will pay or cause the Depositary and Paying Agent to pay for all Shares validly tendered and not validly withdrawn prior to the Offer Expiration Time pursuant to the Offer. Subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares, in order to comply with applicable law. See Section 15 — “Certain Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (i) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or, with respect to a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Accordingly, tendering stockholders may be paid, at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when Purchaser gives written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting those payments to the tendering stockholders. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Merger Agreement, but subject to PFIE’s rights under the Merger Agreement (other than in a situation in which the Offer is withdrawn or terminated or the Merger Agreement is terminated), the Depositary and Paying Agent may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for such Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 —  “Procedures for Accepting the Offer and Tendering Shares” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
If, prior to the Offer Expiration Time, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.   Except as set forth below, to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (b) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Offer Expiration Time; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.
The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (i) DTC has received an express acknowledgment from the participant in DTC tendering such Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (ii) Purchaser may enforce that agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary and Paying Agent’s office.
Book-Entry Transfer.   The Depositary and Paying Agent has agreed to establish an account with respect to Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Offer Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of such Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the Letter of Transmittal is signed by a person other than the registered owner(s) of such Shares listed, or if payment is to be made to or certificates for Shares representing Shares not tendered or accepted for payment are to be issued in the name of a person other than the registered owners(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the certificate(s) evidencing such stockholder’s Shares are not immediately available, or if such stockholder cannot deliver the certificate(s) evidencing such stockholder’s Shares and all other required documents to the Depositary and Paying Agent prior to the Offer Expiration Time, or if such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided, that, all of the following conditions are satisfied:

•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Offer Expiration Time by the Depositary and Paying Agent as provided below; and

•
the certificate(s) representing such stockholder’s Shares (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, are received by the Depositary and Paying Agent within one Nasdaq Capital Market trading day after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by mail, facsimile transmission or overnight courier to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the Notice of Guaranteed Delivery made available by Purchaser.
In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal is received by the Depositary and Paying Agent.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Offer Expiration Time.
The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign such Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when Purchaser accepts such Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Other Requirements.   Notwithstanding any provision of this Offer to Purchase, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (i) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (ii) the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.
Binding Agreement.   The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to validity, form and eligibility (including time of receipt) of the surrender of any certificate for Shares hereunder, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificates for Shares, will be determined by Purchaser (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the surrender of any Shares or certificate(s) for Shares whether or not similar defects or irregularities are waived in the case of any other stockholder. A surrender will not be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.
Appointment.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to such Shares tendered by that stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after Acceptance Time. On and following the Acceptance Time, such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, without further action, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment at the Acceptance Time, Purchaser’s designees will, with respect to such Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of PFIE’s stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for those Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Backup Withholding.   Under the United States federal income tax backup withholding rules, the Depositary and Paying Agent (as the payor) may be required to withhold and pay over to the Internal Revenue Service (“IRS”) a portion (currently, 24%) of the amount of any payments made by Purchaser to a stockholder pursuant to the Offer, unless the stockholder provides his or her taxpayer identification number (“TIN”) and certifies that such stockholder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal, or otherwise establishes a valid exemption from backup withholding to the satisfaction of the Depositary and Paying Agent. If a United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”) does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders surrendering Shares pursuant to the Offer are urged to complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, corporations and certain foreign persons) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided, that, a valid exemption is established. Each non-United States Holder must submit an appropriate properly completed executed original IRS Form W-8 (a copy of which may be obtained from the IRS website at http://www.irs.gov) certifying, under penalties of perjury, to such non-United States Holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 9 of the Letter of Transmittal.
No alternative, conditional or contingent tenders will be accepted.
4.
Withdrawal Rights.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Offer Expiration Time and, if not previously accepted, at any time after February 1, 2025, which is the date that is

60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.
For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to such Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.
If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.
Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Offer Expiration Time.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole and absolute discretion (which may delegate power in whole or in part to the Depositary and Paying Agent), which determination will be final and binding. Purchaser also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.
5.
Material United States Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences to United States Holders (as defined below) and non-United States Holders (as defined below) that exchange Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty or any tax consequences (e.g. estate or gift tax) other than United States federal income taxation. This summary deals only with Shares held as capital assets (within the meaning of Section 1221 of the Code (as defined below)), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including, without limitation:
•
a bank or other financial institution;

•
a tax-exempt entity;

•
a retirement plan or other tax-deferred account;

•
a partnership or other pass-through entity (or an investor in a partnership or other pass-through entity);

•
an insurance company;

•
a mutual fund;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects mark-to-market treatment;

•
a regulated investment company;

•
a real estate investment trust;

•
a person who acquired Shares through the exercise of employee stock options, or in other compensatory transactions or who holds Shares that are subject to vesting restrictions;

•
a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•
a corporation that accumulates earnings to avoid U.S. federal income tax;

•
a government organization;

•
a person that holds Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction;

•
a person holding Shares that are, or were in the past, subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code (as defined below));

•
a person that purchases or sells Shares as part of a wash sale for tax purposes;

•
persons who own or owned (actually or constructively) more than 5% of our Shares (by vote or value) at any time during the five-year period ending on the date of sale (or, if applicable, the Merger);

•
a person subject to the alternative minimum tax provisions of the Code (as defined below);

•
a “controlled foreign corporation”;

•
a “passive foreign investment company”;

•
a United States expatriate and certain former citizens or long-term residents of the United States;

•
any person who owns actually or constructively owns an equity interest in Parent or the Surviving Corporation; or

•
a holder of Shares that is required to accelerate the recognition of any item of gross income with respect to the Shares as a result of that income being recognized on an applicable financial statement.

This summary does not address any aspect of the U.S. Medicare tax, federal estate and gift tax consequences or tax consequences under any state, local or non-U.S. laws.
If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares are urged to consult their tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. No ruling has been or will be sought from the IRS regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those discussed below.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a United States Holder (as defined below) or non-United States Holder (as defined below) of Shares and does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares are urged to consult their tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.
United States Holders.
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares
The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of backup withholding, if any) and the holder’s adjusted tax basis in such Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if such United States Holder has held its Shares for more than one year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.
Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally are subject to information reporting and may be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid TIN and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided, that, the required information is timely furnished to the IRS. Each United States Holder is urged to complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary and Paying Agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent. See Section 3 —  “Procedures for Accepting the Offer and Tendering Shares.”
Non-United States Holders.
The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for United States federal income tax purposes).
Payments with Respect to Shares.
Subject to the discussion under “Information Reporting and Backup Withholding Tax” below, any gain realized by a non-United States Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will be exempt from United States federal income tax unless:
•
such non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met;

•
the gain is effectively connected with a trade or business of such non-United States Holder in the United States (or, if applicable, is attributable to a permanent establishment maintained by such non-United States Holder in the United States under the relevant income tax treaty); or

•
the Shares constitute a United States real property interest by reason of PFIE’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-United States Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A non-United States Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-United States Holder is a corporation whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. PFIE believes that it is not, and does not anticipate becoming, a USRPHC before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes. Even if PFIE were treated as a USRPHC, such treatment will not cause gain realized by a non-United States Holder on a disposition of Shares to be subject to U.S. federal income tax so long as (i) the non-United States Holder owned, directly, indirectly and constructively, no more than 5% of the Shares at all times within the shorter of (a) the five-year period preceding the disposition or (b) the non-United States Holder’s holding period and (ii) the Shares are regularly traded on an established securities market.
Non-U.S. Holders are urged to consult their tax advisors with respect to the application of the foregoing rules to their receipt of cash for Shares pursuant to the Offer or the Merger.
Information Reporting and Backup Withholding.
Proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger generally are subject to information reporting. A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States Holder certifies under penalties of perjury on an applicable IRS Form W-8 that such non-United States Holder is not a United States person, or such non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary and Paying Agent. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. Each non-United States Holder are urged to complete, sign and provide to the Depositary and Paying Agent an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF TENDERING SHARES FOR CASH IN THE OFFER OR EXCHANGING SHARES FOR CASH PURSUANT TO THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER LAWS.
6.
Price Range of Shares; Dividends.

The Shares have been listed on the Nasdaq under the symbol “PFIE” since June 26, 2014. Before that time, the Shares were quoted on the OTCQB. The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share as reported on Nasdaq since October 1, 2022.
	High	Low
Fiscal Year Ending December 31, 2024:
First Quarter (January 1, 2024 through March 31, 2024)	$2.00	$1.35
Second Quarter (April 1, 2024 through June 30, 2024)	$2.00	$1.33
Third Quarter (July 1, 2024 through September 30, 2024)	$1.89	$1.33
Fourth Quarter To Date (October 1, 2024 through November 25, 2024)	$2.52	$1.61
Fiscal Year Ended December 31, 2023:
First Quarter (January 1, 2023 through March 31, 2023)	$1.30	$1.02
Second Quarter (April 1, 2023 through June 30, 2023)	$1.40	$1.09
Third Quarter (July 1, 2023 through September 30, 2023)	$3.29	$1.19
Fourth Quarter (October 1, 2023 through December 31, 2023)	$2.99	$1.47
Fiscal Year Ended December 31, 2022:
First Quarter (January 1, 2022 through March 31, 2022)	$1.59	$1.00
Second Quarter (April 1, 2022 through June 30, 2022)	$1.57	$1.21
Third Quarter (July 1, 2022 through September 30, 2022)	$1.45	$0.85
Fourth Quarter (October 1, 2022 through December 31, 2022)	$1.28	$0.94
On October 25, 2024, the last full trading day before Parent and PFIE entered into the Merger Agreement, the closing price of the Shares reported on Nasdaq was $1.74 per Share; therefore, the Offer Price of $2.55 per Share represents a premium of (i) approximately 46.5% over such price and (ii) approximately 60.3% to the volume-weighted average price of the Shares on Nasdaq over the thirty trading day period ended on October 25, 2024. On November 25, 2024, the closing price of the Shares reported on Nasdaq was $2.52 per Share.
Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.
Historically, PFIE has not declared or paid any cash dividends on the Shares and does not anticipate paying any cash dividends in the near future. The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, PFIE will not establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock.
7.
Certain Information Concerning PFIE.

Except as specifically set forth herein, the information concerning PFIE contained in this Offer to Purchase has been taken from, or is based upon, information furnished by PFIE or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to PFIE’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.
General.   The following description of PFIE and its business has been taken from PFIE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.
PFIE is a technology company providing solutions that enhance the efficiency, safety, and reliability of industrial combustion appliances while mitigating potential environmental impacts related to the operation of these devices. Its legacy business is primarily focused in the upstream, midstream, and downstream transmission segments of the oil and gas industry. However, in recent years, it has completed many installations of its burner-management solutions in other industries for which it believed its solutions will be applicable as it expands its addressable market over time. It specializes in the engineering and design of burner and combustion management systems and solutions used on a variety of natural and forced draft applications. It sells its products and services primarily throughout North America. Its experienced team of sales and service professionals are strategically positioned across the United States and Canada, providing support and service for our products are a technology company providing solutions that enhance the efficiency, safety, and reliability of industrial combustion appliances while mitigating potential environmental impacts related to the operation of these devices.
Available Information.   The Shares are registered under the Exchange Act. Accordingly, PFIE is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning PFIE’s directors and officers, their remuneration and equity awards granted to them, the principal holders of PFIE’s securities, any material interests of such persons in transactions with PFIE and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on www.sec.gov.
PFIE’s Financial Projections.   PFIE provided Parent with certain internal financial projections as described in PFIE’s Schedule 14D-9, which will be filed with the SEC and mailed to PFIE’s stockholders as promptly as practicable after the mailing of this Offer to Purchase.
8.
Certain Information Concerning Parent and Purchaser.

Each of Parent and Purchaser is a Delaware corporation. The principal office for each of Parent and Purchaser is located at 5080 Spectrum Drive, Suite 800E, Addison, Texas 75001 and the telephone number of these entities is (214) 357-6181. Purchaser was formed for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger.
The name, citizenship, business address, business phone number, current principal occupation or employment and five-year material employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as otherwise described in this Offer to Purchase, neither Parent nor Purchaser or, to the best knowledge of Parent or Purchaser, the persons listed in Schedule I hereto or any subsidiary, associate or other affiliate of Parent or Purchaser, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of PFIE; or (ii) has effected any transaction in the Shares during the past 60 days.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, neither Parent nor Purchaser or their subsidiaries, or, to the best knowledge of Parent or Purchaser, the persons listed in Schedule I hereto, has any present or proposed material agreement, arrangement, understanding or relationship with PFIE or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, neither Parent nor Purchaser has any agreement, arrangement, or understanding with any other person with respect to any securities of PFIE, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, neither Parent nor Purchaser or, to the best knowledge of Parent or Purchaser, has had any business relationship or transaction with PFIE or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries, on the one hand, and PFIE or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of PFIE’s securities, an election of PFIE’s directors or a sale or other transfer of a material amount of PFIE’s assets during the past two years.
None of the persons listed in Schedule I hereto has, to the knowledge of Parent or Purchaser, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent with the SEC, are available and may be obtained at no charge at the SEC’s website at http://www.sec.gov.
9.
Source and Amount of Funds.

Purchaser estimates that it will need up to approximately $125 million to purchase all of the issued and outstanding Shares in the Offer, to provide funding for the consideration to be paid in the Offer and to pay certain related fees and expenses at the Closing of the Transactions (the “Transaction Uses”). Parent’s available cash will be sufficient to pay the Offer Price for all Shares tendered in the Offer and the other Transaction Uses. The Offer and the Merger are not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer and pay for the Shares acquired in the Merger.
We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because (i) the consideration offered in the Offer consists solely of cash, (ii) the Offer is being made for all issued and outstanding Shares, (iii) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, (iv) the Offer is not subject to any financing condition, and (v) we have all of the financial resources sufficient to finance the Offer and the Merger.
10.
Background of the Offer; Past Contacts or Negotiations with PFIE.

Background of the Merger Agreement
The following is a description of significant contacts between representatives of Parent and Purchaser, on the one hand, and representatives of PFIE, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of PFIE’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which will be subsequently filed by PFIE with the SEC and mailed to PFIE’s stockholders after this Offer to Purchase.
On May 30, 2024, a representative of ThreePart Advisors (“ThreePart”), PFIE’s investor relations advisor, indicated to PFIE management that ThreePart had been informed by Parent, also a client of ThreePart, that Parent was interested in discussing strategic alternatives, including a possible acquisition of PFIE by Parent.
In early June 2024, representatives of ThreePart, PFIE and Parent finalized arrangements for a meeting between representatives of PFIE management and the PFIE Board, representatives of Parent management and Parent’s board of directors to discuss Parent’s interest in potentially acquiring PFIE. The parties agreed on a meeting date of June 13, 2024.
On June 13, 2024, Brenton Hatch, Chairman of the board of directors of PFIE (the “PFIE Board”, Ryan Oviatt, Co-Chief Executive Officer and Chief Financial Officer of PFIE and a member of the PFIE Board, and Cameron Tidball, Co-Chief Executive Officer of PFIE, met in-person with Jason Dezwirek, Chairman of the board of directors of Parent, Todd Gleason, Chief Executive Officer of Parent, and Peter Johansson, Chief Financial and Strategy Officer of Parent. At the meeting, the parties discussed high-level, introductory facts regarding their respective businesses and Parent’s interest in a potential acquisition of PFIE. The representatives of Parent did not propose any terms regarding such a potential acquisition.
On July 2, 2024, Mr. Hatch had a call with Mr. Gleason to discuss Parent’s continuing interest in a potential acquisition of PFIE. On the call, Mr. Gleason indicated that Parent would be submitting an offer to purchase PFIE, but Mr. Gleason did not specify the terms Parent would propose for such a potential acquisition.
On July 3, 2024, Parent sent PFIE a letter reflecting a proposal (“Parent’s Initial Offer”) to purchase all of the issued and outstanding Shares at a price of $2.00 per Share paid for in both cash and newly issued shares of common stock of Parent at a ratio of 75% in cash to 25% of newly issued shares of common stock of Parent. Parent’s Initial Offer also requested that PFIE provide Parent with exclusivity for 60 days. As of the close market on July 3, 2024, the market price per Share was $1.50.
On August 6, 2024, Parent sent PFIE an updated letter contemplating Parent’s Initial Offer. The letter reflected identical terms to the letter delivered by Parent on July 3, 2024, except that Parent requested a written response from PFIE by August 16, 2024.
On August 9, 2024, PFIE and Parent entered into a mutual confidentiality agreement (the “Confidentiality Agreement”), which contained customary provisions, including a customary standstill provision that, for a period of 18 months, prohibits each of Parent and PFIE, without the prior written consent of the PFIE Board, in the case of Parent, or Parent’s board of directors, in the case of PFIE, from making a proposal for a business combination or similar transaction involving the other party, either publicly or privately, but did not reflect any provision prohibiting Parent or PFIE from asking the other party to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision). The standstill provision expressly permitted Parent and PFIE to make a proposal to the other party with respect to a business combination involving such other party so long as it is made privately and not made in a manner that would require such other party to make a public disclosure regarding such proposal under applicable law.
On August 16, 2024, Messrs. Oviatt and Tidball had a call with Mr. Gleason and informed him that, while the PFIE Board remained interested in exploring a potential transaction with Parent, the PFIE Board had determined that the valuation proposed in Parent’s Initial Offer was not sufficient and that Parent would need to propose a higher purchase price for PFIE. The participants also discussed certain financial due diligence information that would need to be produced by PFIE to support a higher valuation from Parent.
On August 20, 2024, representatives of Parent delivered to PFIE management certain preliminary financial due diligence requests regarding PFIE.
On August 21, 2024, Messrs. Oviatt, Tidball and Gleason had a call to discuss Parent’s proposed revisions to its initial offer. Mr. Gleason indicated that Parent’s updated proposal would reflect a purchase price of $2.25 per Share paid for in both cash and newly issued shares of common stock of Parent at a ratio of 75% in cash to 25% of newly issued shares of common stock of Parent. Mr. Gleason also indicated that Parent would deliver a letter to PFIE reflecting such terms.
Later, on August 21, 2024, Parent delivered to PFIE an updated offer letter reflecting the terms that Mr. Gleason had relayed to PFIE management earlier that day (“Parent’s First Revised Offer”). Parent’s First Revised Offer also requested that PFIE provide Parent with exclusivity for 60 days. As of the close market on August 21, 2024, the market price per share of Company Common Stock was $1.66.

On August 28, 2024, PFIE and representatives of Stephens Inc. (“Stephens”) granted Parent and its representatives access to an online virtual data room which contained certain limited financial due diligence materials regarding PFIE.
On September 5, 2024, representatives of Stephens delivered certain financial projections to Parent. Also, on September 5, 2024, representatives of Stephens informed Parent that the PFIE Board was not yet prepared to provide Parent exclusivity.
Parent engaged in detailed due diligence with respect to PFIE, including a series of due diligence calls with PFIE and its representatives on finance, tax, legal, human resources matters.
On September 10, 2024, Messrs. Oviatt, Tidball and Gleason had a call to discuss Parent’s First Revised Offer, including Parent’s proposal that the potential transaction be paid for in both cash and newly issued shares of common stock of Parent at a ratio of 75% in cash to 25% of newly issued shares of common stock of Parent. On the call, Messrs. Oviatt and Tidball informed Mr. Gleason that, while the PFIE Board had not yet made a determination with respect to the composition of the consideration proposed by Parent, if Parent common stock were included as part of the consideration, PFIE would need to conduct some due diligence on Parent and the resulting tax impact on PFIE’s stockholders.
Also on September 10, 2024, Messrs. Oviatt, Tidball, Gleason and Peter Johansson, the Chief Financial Officer of Parent, other representatives of Parent and representatives of Stephens had a call to discuss Parent’s review of the financial and operational due diligence of PFIE and answer Parent’s questions on the due diligence materials and certain financial projections.
On September 17, 2024, Parent delivered to PFIE an updated offer letter (“Parent’s Second Revised Offer”) which contemplated a purchase price of $2.42 per Share in cash. Parent also indicated that it would require PFIE to provide 45 days of exclusivity. As of the close market on September 17, 2024, the market price per share of Company Common Stock was $1.54.
On September 19, 2024, PFIE responded to the offer with a letter (PFIE’s Counteroffer”) indicating that given the work done to date by PFIE’s management and its advisors, the PFIE Board believed that an all-cash purchase price per share of $2.62 was a more appropriate preemptive valuation given the long-term intrinsic value in the PFIE platform as well as the strong results PFIE continued to deliver.
On the afternoon of September 19, 2024, Messrs. Oviatt and Tidball had a call with Mr. Gleason to discuss PFIE’s Counteroffer. Mr. Gleason indicated that, having considered PFIE’s Counteroffer, Parent was prepared to propose a purchase price of $2.55 per share in cash, which would be its best and final offer (“Parent’s Final Offer”). As of the close market on September 19, 2024, the market price per Share was $1.52. PFIE responded on the same date that such price per share was acceptable.
On September 23, 2024, Parent sent a written letter offer confirming the terms of Parent’s Final Offer to PFIE.
On September 24, 2024, representatives of Foley & Lardner LLP (“Foley”), outside legal counsel to Parent, and Mayer Brown LLP (“Mayer Brown”), outside legal counsel to PFIE, held a call to discuss the proposed transaction and structure of the proposed transaction.
Between September 23, 2024 and September 25, 2024, Mayer Brown and Foley, prepared and negotiated a draft of the exclusivity agreement (the “Exclusivity Agreement”).
On September 25, 2024, PFIE and Parent executed the Exclusivity Agreement with customary terms and conditions, including, among other things, that PFIE was prohibited from soliciting, discussing or negotiating any alternative business combination transactions with third parties other than Parent during the exclusivity period, and reflected an exclusivity period that extended from September 25, 2024 until November 9, 2024.
On September 29, 2024, PFIE and representatives of Stephens granted Parent and its representatives access to an online virtual data room containing additional financial and other requested operational, strategic, commercial, legal and administrative due diligence materials regarding PFIE.

On October 1, 2024, Parent had a call with representatives from Stephens. Representatives of Stephens informed Parent of PFIE’s process for manufacturing visits.
On October 7, 2024, Foley sent Mayer Brown a draft of the Merger Agreement. Among other things, the draft reflected a termination fee equal to $5,000,000 (approximately 4% of the equity value of the proposed transaction), which would become payable in the event PFIE accepted a superior proposal.
On October 10, 2024, Parent’s management team visited PFIE’s principal offices in Lindon, Utah. During such visit, PFIE management gave a presentation on PFIE’s business and the management teams discussed, among other things, Parent’s operational strategies, approach to strategic transactions, long-term growth plans and integration strategy. Also during such visit, PFIE management and Parent’s management team discussed the timing of a closing of the potential transaction and how, if the potential transaction were closed after the end of the 2024 fiscal year rather that during such fiscal year, the taxes payable on parachute payments made to PFIE management would be reduced and would simplify the closing of PFIE’s books and the audit of PFIE’s financials for the 2024 fiscal year.
On October 11, 2024, Mayer Brown delivered a markup of the Merger Agreement to Foley. Among other things, the draft reflected a timetable for the commencement of the tender offer that would allow for a closing after the end of the 2024 fiscal year and expressly reserved the PFIE Board’s ability to comment on the amount of the termination fee.
On October 14, 2024, representatives of Mayer Brown and Foley had a call to discuss the markup of the Merger Agreement sent by Mayer Brown to Foley on October 11, 2024.
On October 16, 2024, Mr. Tidball had a call with a representative of Parent during which Mr. Tidball provided a virtual tour of PFIE’s offices in Canada and answered such representative’s questions regarding PFIE’s operations in Canada.
On October 17, 2024, Foley delivered a markup of the Merger Agreement to Mayer Brown, requesting, among other things, that Messrs. Hatch, Oviatt and Tidball, in their respective capacities as stockholders of PFIE, enter into the Support Agreements.
Also on October 17, 2024, Foley circulated a draft of the Support Agreement.
On October 20, 2024, Mayer Brown prepared and circulated the markup of the Merger Agreement to Foley. Among other things, the draft reflected a termination fee equal to $3,750,000 (approximately 3% of the equity value of the proposed transaction).
On October 22, 2024, representatives of Mayer Brown, Lawson Lundell LP, outside legal counsel to PFIE with respect to Canadian legal matters, Foley and Stikeman Elliott LLP, outside legal counsel to Parent with respect to Canadian legal matters, had a call to discuss Canadian law matters relating to the Merger Agreement.
Also on October 23, 2024, Dorsey & Whitney LLP, counsel to Messers. Hatch, Oviatt and Tidball (“Dorsey”) prepared and circulated the markup of the Support Agreement to Mayer Brown, which Mayer Brown relayed to Foley later on October 23, 2024.
Between October 24, 2024 and October 25, 2024, Foley and Dorsey exchanged and finalized the drafts of the Support Agreement for each of Messrs. Hatch, Oviatt and Tidball.
Throughout October 26, 2024 and October 28, 2024, representatives of Mayer Brown and Foley exchanged and finalized the draft of the Merger Agreement. Among other things, the finalized draft reflected a termination fee equal to $4,375,000 (approximately 3.5% of the equity value of the proposed transaction).
On the evening of October 28, 2024, PFIE, Parent and Purchaser executed the merger agreement.
On October 29, 2024, before the opening of trading on Nasdaq, PFIE and Parent issued a joint press release announcing the transaction.

11.
The Merger Agreement; Other Agreements.

Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7 — “Certain Information Concerning PFIE.” Capitalized terms used but not defined in this section will have the respective meanings given to them in the Merger Agreement. Stockholders of PFIE and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Offer.
The Merger Agreement provides that Purchaser will commence the Offer to purchase all Shares at a price per share equal to the Offer Price no earlier than November 25, 2024 and no later than December 3, 2024, and that, subject to the satisfaction, or waiver by Purchaser or Parent, of the Offer Conditions that are described in Section 15 — “Certain Conditions of the Offer,” Purchaser will (and Parent will cause Purchaser to) consummate the Offer in accordance with its terms and accept for purchase and promptly pay (or cause the Depositary and Paying Agent to pay) for all such Shares validly tendered and not validly withdrawn pursuant to the Offer. The initial Offer Expiration Time of the Offer will be one minute after 11:59 P.M., New York City time, on December 31, 2024.
Terms and Conditions of the Offer.
The obligation of Purchaser to accept for payment, and pay for, any and all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to: the Minimum Tender Condition and the satisfaction or waiver by Parent and/or Purchaser of the Offer Conditions, in each case as of the Offer Expiration Time. See Section 15 — “Certain Conditions of the Offer.”
Under the terms of the Merger Agreement, Parent and Purchaser reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in the Merger Agreement or as previously approved in writing by PFIE (in its sole and absolute discretion), Purchaser shall not (and Parent shall not permit Purchaser to): (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) amend, modify, or waive the Minimum Tender Condition; (iv) add conditions to the Offer Conditions or amend or modify any Offer Condition in a manner that is or would reasonably be expected to be adverse to any holders of the Shares; (v) except as otherwise provided in the Merger Agreement, terminate, accelerate, limit or extend or otherwise change the expiration date of the Offer; (vi) change the form of consideration payable in the Offer; or (vii) otherwise amend, modify, or supplement any of the terms of the Offer in a manner that is or would reasonably be expected to be adverse to any holders of Shares.
Expiration and Extension of the Offer.
The initial Offer Expiration Time of the Offer will be at one minute after 11:59 P.M., New York City time, on December 31, 2024.
The Merger Agreement provides that, subject to our rights and PFIE’s rights to terminate the Merger Agreement in accordance with its terms or terminate the Offer under certain circumstances, we will extend the Offer as follows:
(i)
Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for up to three (3) periods of time of ten (10) business days per extension (with each extension period to end one minute after 11:59 P.M., New York City time, on the last business day of such period) if at any scheduled Offer Expiration Time any Offer Condition is not satisfied (other than any Offer Condition that is, by its nature) to be satisfied at the Offer Expiration Time) or waived (to the extent permitted by the Merger Agreement and applicable law);

(ii)
Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for any period required by applicable law, any interpretation or position of the SEC or the Alberta Securities Commission, the staff thereof, or the Nasdaq applicable to the Offer and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act, Competition Act, the Investment Canada Act and any other applicable foreign antitrust, foreign investment review, competition or similar law shall have expired or been terminated;

(iii)
in no event shall Purchaser be required to extend the Offer to a date that is subsequent to the earlier of (a) March 31, 2025 (the “Outside Date”) or (b) the valid termination of the Merger Agreement in accordance with its terms (the earlier of which, the “Extension Deadline”);

(iv)
in no event shall Parent or Purchaser be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of PFIE;

(v)
Purchaser shall not (and Parent shall cause Purchaser not to) terminate the Offer prior to any scheduled Offer Expiration Time without the prior written consent of PFIE, except if the Merger Agreement is validly terminated pursuant to its terms. If the Merger Agreement is validly terminated pursuant to is terms, Purchaser shall terminate the Offer promptly, and Purchaser shall not acquire any Shares pursuant to the Offer; and

(v)
if the Offer is terminated by Purchaser, or if the Merger Agreement is validly terminated pursuant to its terms prior to the acquisition of Shares in the Offer, Purchaser shall promptly (and in any event within two (2) business days of such termination) return, and shall cause any depositary or other agent acting on behalf of Purchaser to return, in accordance with applicable securities laws, all Shares to the registered holders thereof.

Recommendation.
The PFIE Board unanimously (i) determined the Merger Agreement and the Transactions are fair to and in the best interests of PFIE and its stockholders; (ii) declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement, (iii) approved and declared advisable the Transactions; (iv) resolved to recommend that the stockholders of PFIE accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (v) resolved that the Merger shall be governed by and effected pursuant to Section 92A.133 of the NRS and Section 252 of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing (collectively, the “PFIE Board Recommendation”).
The Merger.
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the NRS (including pursuant to Section 92A.133 of the NRS) and the DGCL (including pursuant to Section 252), at the Effective Time, (i) Purchaser will merge with and into PFIE; (ii) the separate corporate existence of Purchaser will cease; and (iii) PFIE will continue its corporate existence under the NRS as the surviving corporation in the Merger and a subsidiary of Parent. PFIE, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation.”
Articles of Incorporation; By-Laws; Directors and Officers of the Surviving Corporation.
At the Effective Time the articles of incorporation of PFIE, shall be amended and restated to be in the form attached to the Merger Agreement, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to the Merger Agreement, thereafter amended in accordance with the terms thereof and applicable law. At the Effective Time, the by-laws of Purchaser as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (except that all references to the name of Purchaser therein shall be replaced with references to the name of the Surviving Company), until, subject to the Merger Agreement, thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable law.
The directors and officers of Purchaser, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.
Conditions to the Merger.
The respective obligations of Parent, Purchaser and PFIE to consummate the Merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the Effective Time of each of the following conditions: (i) no governmental entity having jurisdiction over any party shall have issued, promulgated, enforced or entered any laws or orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the Transaction; and (ii) the Acceptance Time has occurred.
Conversion of Shares.
Under the terms of the Merger Agreement, at the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser, PFIE or any stockholder thereof:
(i)
each Share that is owned by Parent, Purchaser or PFIE (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(ii)
each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and all rights in respect thereof will, by virtue of the Merger, be converted into the right to receive, in cash and without interest, an amount equal to the Merger Consideration;

(iii)
all Shares will no longer be outstanding and all Shares will be cancelled and retired and cease to exist and subject to the Merger Agreement, each holder of: (a) a certificate formerly representing any Shares; or (b) any book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with and to the extent contemplated by the Merger Agreement; and

(iv)
each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Purchaser common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

PFIE Equity Awards
Each award of restricted stock units relating to Shares (each, a “PFIE RSU”) that is outstanding under the 2014 Equity Incentive Plan and the 2023 Equity Incentive Plan, each as amended, immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, or their respective subsidiaries and affiliates, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of Shares subject to such PFIE RSU, and assuming with respect to any PFIE RSU the vesting of which is subject to the achievement of one or more performance goals, that such goals had been met at the maximum level of performance and (ii) the Merger Consideration, less any taxes required to be withheld in accordance with the Merger Agreement.
Representations and Warranties.
The Merger Agreement contains representations and warranties of PFIE, Parent and Purchaser.

In the Merger Agreement, PFIE has made customary representations and warranties (qualified by reference to certain SEC filings and its disclosure letter to the Merger Agreement) to Parent and Purchaser with respect to, among other matters:
•
PFIE’s corporate existence and power to conduct its business;

•
PFIE’s corporate power and authority to enter into the Merger Agreement;

•
the due execution and delivery of the Merger Agreement by PFIE and performance by PFIE of its obligations thereunder, and the consummation of the Offer and the Merger and the Transactions, and the due and valid approval by the PFIE Board;

•
the absence of conflicts with the organizational documents of PFIE, material contracts, or applicable law of PFIE;

•
PFIE’s capitalization, equity plans and equity awards;

•
PFIE’s filings with the SEC;

•
PFIE’s financial statements and internal controls;

•
the accuracy of the information supplied by PFIE for inclusion in certain SEC filings relating to the Offer;

•
the absence of certain changes or events involving PFIE;

•
the absence of certain undisclosed liabilities;

•
the absence of legal proceedings involving PFIE and its subsidiaries;

•
compliance with applicable law by PFIE and its subsidiaries;

•
PFIE and its subsidiaries hold all required governmental franchises, licenses, permits, regulatory permits, authorizations and approvals that are necessary for PFIE and its subsidiaries to carry on its business as now conducted;

•
regulatory matters;

•
real property matters;

•
intellectual property matters and data privacy;

•
tax matters;

•
employee benefits plans;

•
labor and employment matters;

•
insurance coverage of PFIE and its subsidiaries;

•
environmental matters;

•
certain material contracts;

•
information in the Offer documents;

•
anti-corruption matters;

•
brokers’ or finder’s fees; and

•
inapplicability of anti-takeover laws.

Some of the representations and warranties in the Merger Agreement made by PFIE are qualified as to knowledge, “materiality,” “Company Material Adverse Effect” or similar qualifications as to materiality.
For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change (an “Effect”) that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition or assets of PFIE and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, individually or in the aggregate, prohibit PFIE from consummating, or materially delay the ability of PFIE to consummate the Transactions; provided, however, a Company Material Adverse Effect shall not be deemed to include any Effect, alone or in combination, arising out of, relating to, or resulting from:
•
changes generally affecting the economy, financial or securities markets or political conditions, including any regulatory or legislative conditions;

•
the announcement of the Merger Agreement or of the Transactions, including the identity of Parent, the impact of such announcement on relationships of PFIE and its subsidiaries with employees, suppliers, customers governmental entities or other third persons;

•
any change in applicable law or GAAP or other applicable accounting standards, including interpretations thereof;

•
any outbreak or escalation of hostilities, sabotage, cyber-attacks, acts of war (whether or not declared) or terrorism or the escalation thereof;

•
the occurrence, continuation or escalation of any natural disasters, including any hurricane, tornado, flood, volcano, earthquake, act of God, epidemics, pandemics or public health emergencies (including COVID-19 and COVID-19 measures), or other similar event;

•
general conditions (or changes therein) in the industry in which PFIE and its subsidiaries operate;

•
any failure, in and of itself, by the PFIE to meet any projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (provided, that, any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by the definition in the Merger Agreement and not otherwise excepted);

•
any change, in and of itself, in the market price or trading volume of PFIE’s securities (provided, that, any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably expected to become, a Company Material Adverse Effect, to the extent permitted by the definition in the Merger Agreement and not otherwise excepted); and

•
actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with Parent’s consent or approval;

provided, that any Effect referred to in bullets one, three, four, five, and six above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on PFIE and its subsidiaries, taken as a whole, compared to other participants in the industries in which PFIE and its subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
In the Merger Agreement, Parent and Purchaser have made customary representations and warranties (qualified by reference their disclosure letter to the Merger Agreement) to PFIE with respect to, among other matters:
•
the corporate organization and valid existence of Parent and Purchaser;

•
Parent’s and Purchaser’s corporate power and authority to enter into the Merger Agreement;

•
the due execution and delivery by Parent and Purchaser of the Merger Agreement and the enforceability of the Merger Agreement against Parent and Purchaser;

•
compliance with governmental authorizations by Parent and Purchaser;

•
the absence of conflicts with the organizational documents of Parent or Purchaser, applicable law, or contracts of Parent or Purchaser;

•
the accuracy of the information supplied by Parent or Purchaser for inclusion in certain SEC filings relating to the Offer;

•
that Parent has, and will cause Purchaser to have, sufficient funds to pay the aggregate Offer Price and Merger Consideration and perform the other obligations of Parent and Purchaser under the Merger Agreement;

•
the absence of legal proceedings involving Parent or its affiliates as of the date of the Merger Agreement;

•
ownership of Shares by Parent, Purchaser and Parent’s subsidiaries;

•
brokers’ or finder’s fees;

•
that Purchaser has not engaged in business activities other than those related to the Transactions and is a direct, wholly owned subsidiary of Parent;

•
brokers’ or finder’s fees; and

•
that Parent and Purchaser have not relied on representations and warranties of PFIE outside of the Merger Agreement;

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to knowledge, “materiality,” “Parent Material Adverse Effect” or similar qualifications as to materiality.
For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to, individually or in the aggregate, prevent, impede or delay Parent or Purchaser from consummating the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or the ability of Parent and or Purchaser to perform their respective obligations under the Merger Agreement.
Covenants — Conduct of PFIE.
The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement (in accordance with its terms) or the Effective Time, PFIE shall, and shall cause each of its subsidiaries to, except (i) as required, contemplated or permitted by the Merger Agreement (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by or reasonably responsive to a request or requirement of a governmental entity, applicable law, or the rules and regulations of Nasdaq, or (iv) as set forth in the disclosure letter to the Merger Agreement (the exception set forth in clauses (i) through (iv) collectively, the “Interim Covenant Exceptions”):
•
use its commercially reasonable efforts to conduct its businesses in the ordinary course of business consistent with past practice in all material respects; and

•
use its commercially reasonable best efforts to preserve substantially intact its and its subsidiaries’ current business organization, to keep available the services of its and its subsidiaries’ current officers and employees, to preserve its and its subsidiaries present material relationships with customers, suppliers, distributors, licensors, licensees, and other persons with which it has material business relationships.

PFIE has also agreed that, without limiting the generality of the foregoing, between the date of the Merger Agreement and the Effective Time, PFIE shall not, and shall not permit any of its subsidiaries to, other than pursuant to any Interim Covenant Exception, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
•
amend or propose to amend the organizational documents of PFIE (except for immaterial or ministerial amendments);

•
(i) split, combine, or reclassify any PFIE (or any of its subsidiaries) securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any PFIE (or any of its subsidiaries) securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of PFIE’s capital stock (other than dividends from its direct or indirect wholly owned subsidiaries), in each case other than (a) to satisfy applicable tax withholding and/or exercise prices upon vesting, settlement or exercise of any PFIE Equity Award outstanding as of the date of the Merger Agreement or granted thereafter without violation of the Merger Agreement, or (b) any such transactions solely among PFIE and its wholly owned subsidiaries or among PFIE’s direct or indirect wholly owned subsidiaries;
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issue, sell, pledge, dispose of or encumber any PFIE (or any of its subsidiaries) securities, other than the issuance of Shares (i) upon the exercise of any PFIE equity award outstanding as of the date of the Merger Agreement and in accordance with its terms or (ii) in transactions solely among PFIE and its subsidiaries or among PFIE’s wholly owned subsidiaries;

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except as required by any PFIE employee plan or contract in effect as of the date of the Merger Agreement, (i) change the compensation payable or that could become payable by PFIE or any of its subsidiaries to directors, officers, employees or independent contractors, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice; (ii) promote any officers or employees, except in connection with PFIE’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee; (iii) hire any new employee at the level of manager or above with an annual base salary in excess of US$250,000 or C$345,000, or engage any independent contractor whose engagement cannot be terminated by PFIE without penalty on sixty (60) days’ notice or less, (iv) terminate any employee (except with cause) with an annual base salary in excess of US$250,000 or C$345,000, (v) expressly waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former employee of PFIE or (vi) establish, adopt, enter into, materially amend, terminate, exercise any discretion under, or take action to accelerate rights under any PFIE employee plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a PFIE employee plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any PFIE employee plans, other than contributions required by law, the terms of the PFIE employee plans as in effect on the date of the Merger Agreement, or that are made in the ordinary course of business consistent with past practice;

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acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person;

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(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than as permitted by the Merger Agreement), any assets, including the capital stock or other equity interests in any subsidiary of PFIE; provided, that the foregoing shall not prohibit PFIE and its subsidiaries from transferring, selling, leasing or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the PFIE IP or from transferring, licensing, selling, leasing or otherwise disposing of any such assets in accordance with contracts or agreements in effect on the date hereof, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, amalgamation, plan of arrangement, restructuring, recapitalization or other reorganization;

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repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of PFIE or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract, contracts with customers on non-standard terms, or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date hereof would constitute a material contract or lease with respect to material real estate under the Merger Agreement;

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institute, settle or compromise any legal action involving payment of monetary damages by PFIE or any of its subsidiaries of any amount exceeding US$50,000 equivalent or C$65,000 in the aggregate, other than (i) any legal action brought against Parent or Purchaser arising out of breach or alleged breach of the Merger Agreement by Parent or Purchaser, and (ii) the settlement of claims, liabilities or obligations reserved against in PFIE’s balance sheet; provided, that neither PFIE nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on PFIE’s business;

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make capital expenditures, nor commit to make capital expenditures, in excess of the capital expenditure budget set forth in the disclosure letter to the Merger Agreement;

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make any material change in any method of financial accounting principles or practices, in each case except for any change required by a change in GAAP or applicable law;

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(i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on PFIE’s balance sheet (or most recent consolidated balance sheet included in the PFIE’s SEC documents), (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to PFIE or its subsidiaries;;

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enter into any contract or commitment which materially restrains, restricts, limits or impedes the ability of PFIE or any of its affiliates to compete with or conduct any of its respective businesses in any geographic area;

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engage in any “plant closing” or “mass layoff” which would trigger the notice requirements pursuant to the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar foreign, state, provincial or local law or regulation;

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enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

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enter into a new line of business or abandon or discontinue any existing line of business;

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abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of, any material PFIE IP, or grant any right or license to any PFIE IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

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modify any privacy policies of PFIE or any of its subsidiaries or the integrity, security, or operation of PFIE’s IT Systems in any adverse manner that would reasonably be expected to be material to PFIE and its subsidiaries;

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terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, in each case outside of the ordinary course of business;

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engage in any material transaction with, or enter into any material agreement, arrangement or understanding with, any affiliate of PFIE or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

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adopt or implement any stockholder rights plan or similar arrangement; or

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agree or commit to do any of the foregoing.

Nothing contained in the Merger Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of PFIE prior to the Effective Time, except as expressly set forth herein. Prior to the Effective Time, PFIE shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over the operations of PFIE and its subsidiaries.

No Solicitation; Takeover Proposal; Change in Recommendation.
Subject to the terms of the Merger Agreement, during the period from date of the Merger Agreement until the Effective Time or the valid termination of the Merger Agreement in accordance with its terms, PFIE will not, and will cause its subsidiaries and its and their respective officers and directors, and will instruct its and its subsidiaries’ other representatives acting on their behalf not to: (i) directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to PFIE or any of its subsidiaries to, afford access to the business, properties, assets, books or records of PFIE or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a material breach of the Merger Agreement), solely to ascertain facts from the person making such Takeover Proposal about the terms of such Takeover Proposal and the person that made it, and to refer the person inquiring to the relevant provision under the Merger Agreement; (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”); or (iv) approve, authorize, agree, or publicly announce any intention to do any of the foregoing.
Notwithstanding anything to the contrary in the Merger Agreement, prior to the Offer Closing, the PFIE Board, directly or indirectly through any Representative, may, subject to the Merger Agreement: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Takeover Proposal that did not result from a material breach of the Merger Agreement the PFIE Board believes in good faith, after consultation with its financial advisors and outside legal counsel, could reasonably constitute a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the PFIE Board under applicable law; and (ii) thereafter furnish to such third party non-public information relating to PFIE or any of its subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be provided promptly to Parent for informational purposes (and in all events within twenty-four (24) hours)) (it being understood and agreed that PFIE shall provide Parent with information concerning PFIE and any of its subsidiaries), provided to any third party pursuant to the Merger Agreement, to the extent such information has not been previously provided to Parent, at the same time such information is provided to any such third party; provided, that, in any event, PFIE and its representatives may contact any person with respect to a Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Takeover Proposal would constitute a Superior Proposal (without the PFIE Board being required to make the determination in the foregoing clause (i)).
PFIE may not take any of the actions referred to in clauses (i) or (ii) immediately above unless PFIE shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. PFIE will notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by PFIE (or any of its representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal or any request for non-public information relating to PFIE or any of its subsidiaries or for access to the business, properties, assets, or books. In such notice, PFIE shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal.
Except as expressly permitted by the Merger Agreement, neither the PFIE Board nor any committee of the PFIE Board shall:
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(i) fail to make, withhold, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent in any material respect, the PFIE Board Recommendation, (ii) fail to include the PFIE Board Recommendation in the Schedule 14D-9, (iii) adopt, approve, recommend endorse, or otherwise declare advisable a Takeover Proposal, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten (10) business days after the commencement of such offer, (v) fail to reaffirm (publicly, if so requested by Parent) the PFIE Board Recommendation within 10 business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by PFIE or the Person making such Takeover Proposal, (vi) making any public statement inconsistent with the PFIE Board Recommendation, or (vii) resolving or agreeing to take any of the foregoing actions (any action described in clauses (i) through (vii), a “Company Adverse Recommendation Change”); or
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cause or permit PFIE and its subsidiaries to enter into a Company Acquisition Agreement.

Notwithstanding the foregoing, at any time prior to the Offer Closing, the PFIE Board may:
(i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate the Merger Agreement in accordance with its terms in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, if:
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PFIE promptly notifies Parent, in writing, at least five (5) business days (the “Superior Proposal Notice Period”) before effecting a Company Adverse Recommendation Change or terminating the Merger Agreement in order to enter into a Company Acquisition Agreement, of its intention to take such action with respect to such Superior Proposal, which such notice shall state expressly that PFIE has received a Takeover Proposal that the PFIE Board intends to declare is a Superior Proposal and that the PFIE Board intends to effect a Company Adverse Recommendation Change with respect to such Superior Proposal or terminate the Merger Agreement in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal;

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PFIE specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal;

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PFIE and its representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement as Parent may propose, solely to the extent Parent, in its discretion, requests such a negotiation and proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) business days remain in the Superior Proposal Notice Period subsequent to the time PFIE notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and

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the PFIE Board determines in good faith, after consultation with PFIE’s independent financial advisor and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of the Merger Agreement) and that the failure of the PFIE Board to take such action would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding anything to the contrary in the Merger Agreement, prior to the Offer Closing, the PFIE Board may, in response to an Intervening Event, make a Company Adverse Recommendation Change, if the PFIE Board determines in good faith, after consultation with PFIE’s independent financial advisor and outside legal counsel, that the failure of the PFIE Board to take such action would be inconsistent with its fiduciary duties under applicable law; provided, however, that the PFIE Board shall not be entitled to effect such a Company Adverse Recommendation Change until:
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PFIE shall have given Parent at least five (5) business days’ prior written notice of its intention to effect such a Company Adverse Recommendation Change and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event;

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during the five (5)-business day period following the date on which such notice is received, PFIE shall and shall cause its representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of the Merger Agreement as would obviate the need for the PFIE Board to effect a Company Adverse Recommendation Change; and

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following the end of such five (5)-business day period, the PFIE Board, after consultation with PFIE’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of the Merger Agreement proposed by Parent, shall have determined in good faith that the failure of the PFIE Board to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law;

it being agreed that in the event that, after the PFIE Board has given Parent the notice contemplated by the foregoing in accordance therewith, if there is any material modification or change to the circumstances relating to such Intervening Event, PFIE shall notify Parent of such material modification or change in writing and such written notice shall commence a new five (5)-business day period (it being understood that there may be multiple extensions).
For purposes of this Offer to Purchase:
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“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than the Transactions contemplated by the Merger Agreement) involving any: (i) direct or indirect acquisition of assets of PFIE or its subsidiaries (including any voting equity interests of PFIE or its subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent(15%) or more of the fair market value of PFIE’s and its subsidiaries’ consolidated assets or to which fifteen percent (15%) or more of PFIE’s and its subsidiaries’ net revenues or net income on a consolidated basis are attributable; (ii) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of PFIE or any of its subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of PFIE and its subsidiaries, taken as a whole; (iii) takeover bid, tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting power of PFIE; (iv) merger, amalgamation, consolidation, other business combination, or similar transaction involving PFIE or any of its subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of PFIE, and its subsidiaries, taken as a whole; (v) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of PFIE or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of PFIE and its subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

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“Intervening Event” means an Effect that, individually or in the aggregate, is material to PFIE and its subsidiaries, taken as a whole, that is not actually known to the PFIE Board as of the date of the Merger Agreement (or if actually known, the material consequences of which were not known by the PFIE Board at such time); provided, however, that in no event shall the following Effects constitute an Intervening Event: (i) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) any change in the price, or change in trading volume, of the Shares, in and of itself; (iii) the mere fact, in and of itself, that PFIE meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; or (iv) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally; provided, further, however, that any Effect referred to in clauses (ii) and (iv) immediately above shall be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to occur if it has a disproportionate effect on PFIE and its subsidiaries, taken as a whole, compared to other participants in the industries in which PFIE and its subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Intervening Event has occurred).

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“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a material breach of the non-solicitation covenants under the Merger Agreement (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the PFIE Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (i) reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, more favorable from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement, in each case, after taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on PFIE, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the PFIE Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in the Merger Agreement.
Director and Officer Liability.
From and after the Acceptance Time, each of the Surviving Corporation and Parent shall, to the fullest extent provided under (i) the articles of incorporation, by-laws or like organizational documents in effect as of the date of the Merger Agreement and (ii) any contract of PFIE or its subsidiaries in effect as of the date of the Merger Agreement and listed on the disclosure letter to the Merger Agreement (a) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director or officer of PFIE or any of its subsidiaries and each of their respective employees who serves as a fiduciary of a PFIE employee plan (each an “Indemnified Party”) in connection with any D&O Claim and any losses, claims, damages, liabilities, claim expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim (without prejudice to Section 7.10), and (b) promptly advance to such Indemnified Party any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such D&O Claim. All rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer or employee of PFIE or any of its subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, successors, executors and personal and legal representatives.
The Merger Agreement provides that Parent and Purchaser agree that all rights to indemnification, advancement of expenses and exculpation by PFIE now existing in favor of each Indemnified Party as provided in the articles of incorporation, by-laws or like organizational documents of PFIE in effect on the date of the Merger Agreement and listed on the disclosure letter to the Merger Agreement, shall be assumed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in furtherance of the foregoing, Parent shall cause the Surviving Corporation to honor, fulfill and satisfy the obligations the Surviving Corporation in connection therewith for a period of at least six (6) years from the Effective Time. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the articles of incorporation, by-laws and like organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the articles of incorporation, by-laws and like organizational documents of PFIE as of the date of the Merger Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

Notwithstanding anything to the contrary in the Merger Agreement, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the indemnification provisions under the Merger Agreement continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts in existence on the date of the Merger Agreement set forth in the disclosure letter to the Merger Agreement with any of the Indemnified Parties shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.
The Merger Agreement provides that the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement) and being fully prepaid by Parent; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by PFIE or any of its subsidiaries for such insurance prior to the date of the Merger Agreement, which amount is set forth in the disclosure letter to the Merger Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.
The obligations under Section 6.06 of the Merger Agreement shall survive the consummation of the Merger and shall not be terminated or modified in such a manner that is adverse to any Indemnified Party to whom that section applies without the consent of such affected Indemnified Party (it being expressly agreed that each Indemnified Party, his or her respective heirs and his or her respective representatives to whom that section applies shall be third-party beneficiaries of that section, and each may enforce the provisions of that section.
In the event that Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in Section 6.06 of the Merger Agreement. The agreements and covenants contained therein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Nothing in the Merger Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to PFIE or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in Section 6.06 of the Merger Agreement is not prior to, or in substitution for, any such claims under any such policies.
For the purposes of this Offer to Purchase, “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party, any governmental entity or any other person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to an Indemnified Party duties or service (i) as a director or officer or employee of PFIE or the applicable subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of the Merger Agreement and the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (ii) as a director, trustee or officer of any other entity or any benefit plan maintained by PFIE or any of its subsidiaries (for which an Indemnified Party is or was serving at the request or for the benefit of PFIE or any of its subsidiaries) at or prior to the Effective Time.

Stockholder Litigation.
PFIE shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to PFIE’s Knowledge threatened, against PFIE or any of its directors by any stockholder of PFIE (on their own behalf or on behalf of PFIE) relating to the Merger Agreement or the transactions contemplated thereby (including the Offer, the Merger and the other transactions contemplated thereby) and shall keep Parent reasonably informed regarding any such legal action. PFIE shall: (i) give Parent the opportunity to participate (at Parent’s expense) in the defense and settlement of any such stockholder litigation, (ii) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with PFIE regarding the defense of any such litigation, which advice PFIE shall consider in good faith, and (iii) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).
Rule 16b-3 Matters.
Prior to the Effective Time, PFIE shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such Shares) that are treated as dispositions under such rule and result from the Transactions by each director or officer of PFIE who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PFIE immediately prior to the Effective Time.
Post-Closing Employee Benefits
The Merger Agreement provides that, during the period commencing at the Effective Time and ending on December 31, 2025, Parent shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of PFIE and its subsidiaries who remain employed immediately after the Effective Time with a total compensation and employee benefits package, in the aggregate, substantially similar to that provided to such employees immediately prior to the Effective Time.
With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, maintained by Parent or any of its subsidiaries, excluding any retiree welfare plans or programs maintained by Parent or any of its subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its subsidiaries, and any equity compensation arrangements maintained by Parent or any of its subsidiaries (collectively, “Parent Benefit Plans”) in which any continuing employees of PFIE will participate effective as of or after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit all service of the continuing employees with PFIE or any of its subsidiaries and their affiliates and predecessors, as the case may be as if such service were with Parent, for purposes of eligibility to participate, vesting and benefit accrual for full or partial years of service in any Parent Benefit Plan in which such continuing employee may be eligible to participate after the Effective Time.
In addition, with respect to any Parent Benefit Plans in which any continuing employees will participate in effective as of or after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive or cause to be waived all pre-existing conditions limitations, exclusions, eligibility waiting periods, and all evidence of insurability and actively at work requirements with respect to participation and coverage requirements applicable to continuing employees under any Parent Benefit Plan in which such continuing employees and their covered dependents may be eligible to participate after the Effective Time, to the extent that such limitations, exclusions, waiting periods and requirements would have been waived or satisfied under the corresponding PFIE employee plan prior to the Effective Time; provided, that if the benefits under any such Parent Benefit Plan are provided under an insured arrangement, then Parent’s obligation hereunder shall be subject to the approval of the relevant insurance carrier, which Parent will take reasonable commercial efforts to obtain; and (ii) provide or cause to be provided to each continuing employee and their covered dependents credit for any co-payments, coinsurance, out-of-pocket maximums and deductibles paid prior to the Effective Time, in respect of the plan year in which the Effective Time occurs, in satisfying any such requirements under any Parent Benefit Plan in which such continuing employee and their covered dependents may be eligible to participate in the plan year in which the Effective Time occurs.

Effective no later than the day immediately preceding the Closing Date, PFIE shall terminate its 401(k) plan and, as of the Effective Time, Parent shall designate a Parent 401(k) plan that either (i) currently provides for the receipt from the continuing employees of PFIE of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Code, including notes representing plan loans), or (ii) shall be amended as soon as practicable following the Effective Time to provide for the receipt from the continuing employees of PFIE of eligible rollover distributions (including loan notes). Parent shall, and shall cause its affiliates to, take any and all actions needed to permit each continuing employee to immediately participate in the Parent 401(k) plan, and to permit each continuing employee with an outstanding loan balance under the PFIE 401(k) plan as of the Effective Time to continue to make scheduled loan payments to the PFIE 401(k) plan after the Effective Time, pending the distribution and in-kind rollover of the notes evidencing such loans from the PFIE 401(k) plan to the Parent 401(k) plan so as to prevent a deemed distribution or loan offset with respect to such outstanding loans.
Additionally, Parent shall, or shall cause the Surviving Corporation to, pay any annual bonuses under PFIE’s (or applicable subsidiary’s) annual incentive plans in cash for the performance period ending December 31, 2024, to the extent earned and not paid as of the Effective Time; provided, however, that in no event shall such 2024 annual bonus amounts be paid out at less than the amounts accrued by PFIE as of December 31, 2024, unless otherwise mutually agreed between the parties. If the Effective Time occurs during 2025, then, except as mutually agreed by the parties, Parent shall set the performance goals for 2025 generally consistent with PFIE’s long-term forecast metrics provided to Parent and set forth the disclosure letter to the Merger Agreement. To the extent such goals and metrics are achieved, in no event shall the 2025 annual bonus amounts be paid out at less than the target amounts set forth in the disclosure letter to the Merger Agreement.
Privacy
The Merger Agreement provides that the parties acknowledge that the disclosure of certain transferred information is necessary for the purposes of PFIE, Parent and Purchaser determining whether to enter into the Merger Agreement and to consummate the Transactions. PFIE, Parent and the Purchaser covenant and agree to:
•
prior to the consummation of the Transactions, collect, use and disclose the transferred information solely for the purpose of reviewing and completing the Transactions;

•
after the consummation of the Transactions, collect, use and disclose the transferred information only for those purposes for which the transferred information was initially collected from or in respect of the individual to which the transferred information relates or for the consummation of the Transactions, unless (i) the applicable party has first notified such individual of such additional purpose; or (ii) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; and

•
in the event that the Merger Agreement is terminated pursuant to the Merger Agreement’s terms, Parent will and will cause Purchaser to destroy any transferred information that remains under their custody and control.

Other Covenants.
The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, complying with applicable antitrust laws, and making required SEC filings.
Termination.
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Offer Closing:
(i)
by mutual written agreement of PFIE, Parent and Purchaser;

(ii)
by either PFIE or Parent, if:

(a)
the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate the Merger Agreement pursuant to such provision shall not be available to any party (x) if the Offer Closing shall have occurred or (y) whose material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the principal cause of, or primarily resulted in, the failure of the Acceptance Time to have occurred on or before the Outside Date; or

(b)
any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of any of the Transactions; provided, however, that the right to terminate the Merger Agreement pursuant to such provision shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of such law or order.

(iii)
by Parent, if:

(a)
prior to the Offer Closing, (x) a Company Adverse Recommendation Change shall have occurred or PFIE shall have approved or adopted, or recommended approval or adoption of, any Company Acquisition Agreement, or (y) PFIE shall have intentionally breached or intentionally failed to perform in any material respect any of its covenants under Section 6.03(a) of the Merger Agreement; or

(b)
prior to the Offer Closing, PFIE has breached or failed to perform of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure would give rise to the failure of a condition set forth in (iv) or (v) of Annex I to the Merger agreement (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to PFIE and (ii) the Outside Date); provided, further, that Parent shall not have the right to terminate the Merger Agreement pursuant to Section 8.03(b) of the Merger Agreement if Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation thereunder, which breach has not been cured.

(iv)
by PFIE, if:

(a)
prior to the Offer Closing, the PFIE Board authorizes PFIE, to the extent permitted by and subject to full compliance with the the terms and conditions of Section 6.03(d) of the Merger Agreement, to enter into a Company Acquisition Agreement (other than an acceptable confidentiality agreement) in respect of a Superior Proposal; provided, that PFIE shall have paid any amounts due pursuant to Section 8.06(b) of the Merger Agreement, in accordance with the terms, and at the times, specified therein; and provided, further, that in the event of such termination, PFIE substantially concurrently enters into such Company Acquisition Agreement;

(b)
prior to the Offer Closing, Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and such breach or failure (x) would reasonably be expected to prevent, materially impede, or materially delay the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, and (y) is incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by PFIE to Parent or (B) the Outside Date; provided, further, that PFIE shall not have the right to terminate the Merger Agreement pursuant to Section 8.04(b) of the Merger Agreement if PFIE is then in material breach of any representation, warranty, covenant or obligation thereunder, which breach has not been cured; or.

(c)
Purchaser fails to timely accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer when required to do so in accordance with Section 1.01(b) of the Merger Agreement.

Effect of Termination.
In the event of a proper and valid termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement, the Merger Agreement shall become void and of no further force or effect, with no liability on the part of any party to the Merger Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other parties except (i) with respect to the terms of Section 6.02(b), Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article) of the Merger Agreement, which shall remain in full force and effect, and (ii) with respect to any liabilities or damages incurred or suffered by a party or parties, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in the Merger Agreement.
PFIE Termination Fee.
(i)   If the Merger Agreement is terminated by Parent pursuant to Section 8.03(a) of the Merger Agreement, then within two (2) business days after the termination of the Merger Agreement, PFIE shall pay to Parent (by wire transfer of immediately available funds) an amount equal to the Termination Fee (net of applicable withholdings).
(ii)   If the Merger Agreement is terminated by PFIE subject to Section 8.04(a) of the Merger Agreement, then PFIE shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee (net of applicable withholdings).
(iii)   If the Merger Agreement is terminated by (i) Parent pursuant to Section 8.03(b) of the Merger Agreement or (ii) by Parent or PFIE pursuant to Section 8.02(a) of the Merger Agreement; provided, that in the case of a termination by PFIE, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to Section 8.02(a) of the Merger Agreement, and in each such case: (a) prior to such termination, a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to PFIE or the PFIE Board and shall have come publicly known, and not withdrawn, and (b) within twelve (12) months following the date of such termination of the Merger Agreement, PFIE shall have entered into a definitive agreement with respect to any Takeover Proposal, or consummated any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event PFIE shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (net of applicable withholdings) (provided, that, for purposes of this determination, all references to “15%” in the definition of “Takeover Proposal” shall be deemed to reference “50%”). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination and, within twelve (12) months following the date of the termination of the Merger Agreement, such Person or any of its controlled affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for the purposes of Section 8.06(c) of the Merger Agreement.
“Termination Fee” means an amount equal to $4,375,000.
Governing Law.
The Merger Agreement is governed by Delaware law.
Specific Performance; Remedies.
Pursuant to the Merger Agreement, the parties (on behalf of themselves or any third-party beneficiary to the Merger Agreement) agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.06 of the Merger Agreement), even if available, would not be an adequate remedy in the event any provision of the Merger Agreement were not performed in accordance with the terms thereof or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions, including the Offer and the Merger. The parties acknowledge and agree that the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, notwithstanding anything else in the Merger Agreement, in no event shall specific performance of Parent’s or Purchaser’s obligation to consummate the Merger survive any termination of the Merger Agreement. The Merger Agreement further provides that, the parties agree (i) not to oppose the granting of an injunction or specific performance as provided in the Merger Agreement on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy; (ii) the parties (on behalf of themselves or any third-party beneficiary to the Merger Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the Merger Agreement or at law or in equity; (iii) not to oppose the specific performance of the terms and provisions of the Merger Agreement; (iv) the right of specific enforcement is an integral part of the transactions contemplated by the Merger Agreement and without that right neither PFIE nor Parent would have entered into the Merger Agreement; (v) the provisions set forth the Merger Agreement shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement; (vi) the right to specific enforcement under the Merger Agreement shall include the right of PFIE, on behalf of itself and any third-party beneficiaries to the Merger Agreement, to cause Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (vii) no other party or any other person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 9.13 of the Merger Agreement, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
Assignment.
The Merger Agreement shall be binding upon and shall inure to the benefit of the parties to the Merger Agreement and their respective successors and permitted assigns. Neither Parent or Purchaser, on the one hand, nor PFIE, on the other hand, may assign its rights or obligations under the Merger Agreement without the prior written consent of the other party (Parent in the case of Parent and Purchaser), which consent shall not be unreasonably withheld, conditioned or delayed. No assignment by any party to the Merger Agreement will relieve such party of any of its obligations under the Merger Agreement.
Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, on October 28, 2024, Brenton Hatch (and certain of his affiliates), the Chairman of the PFIE Board, Ryan Oviatt, the Co-Chief Executive Officer and Chief Financial Officer of PFIE, and Cameron Tidball, the Co-Chief Executive Officer of PFIE (collectively, the “Supporting Stockholders”), each entered into a Support Agreement with Parent and Purchaser. The Support Agreements provide, among other things, that the Supporting Stockholders will tender, or cause to be tendered, in the Offer (a) all Shares beneficially owned, as defined in Rule 13d-3 under the Exchange Act, by each Supporting Stockholder, respectively, as of the date of the Support Agreements and (b) all Shares or other voting securities of the Company that are issued to or otherwise directly or indirectly acquired by and become owned by such Supporting Stockholder after the execution of the Support Agreement (clauses (a) and (b), the “Owned Shares”). By entering into the Support Agreements, the Supporting Stockholders also agreed to other customary terms and conditions, including certain restrictions on transferring their Owned Shares and issuing public statements or press releases. Each of the Supporting Stockholders’ respective obligations under the Support Agreement will automatically terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with it terms, (ii) upon the occurrence of the Acceptance Time, provided that each Supporting Stockholder has tendered all of its Owned Shares and complied with the covenants in the Support Agreement, (iii) the making of a Company Adverse Recommendation Change (as defined in the Merger Agreement) in accordance with the Merger Agreement, (iv) the entry of Parent or Purchaser, without the prior written consent of the Supporting Stockholders, into any amendment or modification of the Merger Agreement that decreases the Offer Price or changes the form of Merger Consideration and (v) the termination of the Support Agreement by written notice from Parent and Purchaser.

The foregoing summary and description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreements, which are filed as Exhibits (d)(4), (d)(5) and (d)(6) to the Schedule TO and incorporated herein by reference.
Exclusivity Agreement
On September 25, 2024, Parent and PFIE entered into the Exclusivity Agreement, which provided for exclusive negotiations between Parent and PFIE until 5:00 P.M., Eastern Time, on November 9, 2024.
The foregoing summary and description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.
Confidentiality Agreement
On August 9, 2024, Parent and PFIE entered into the Confidentiality Agreement, pursuant to which each of Parent and PFIE agreed, subject to certain customary exceptions, to protect the confidentiality of, and restrict the use of, certain confidential information of the other party to be disclosed thereunder in connection with evaluating, negotiating and consummating a possible transaction between PFIE and Parent. The term of the Confidentiality Agreement extends to the earlier of (a) August 9, 2026, and (b) the consummation of a potential transaction between Parent and PFIE, subject to certain exceptions. The Confidentiality Agreement also includes a customary standstill provision for the benefit of both Parent and PFIE that expires on February 9, 2026 (or as of the date of the termination of the Confidentiality Agreement, if terminated prior to such date in accordance with its terms) and permits a proposing party to, among other things, make a private offer or proposal to the board of directors of the other party during the standstill period.
The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(7) to the Schedule TO and incorporated herein by reference.
12.
Purpose of the Offer; Plans for PFIE.

Purpose of the Offer.
The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is to acquire control of, and the entire equity interest in, PFIE. The Offer, as the first step in the acquisition of PFIE, is intended to facilitate the acquisition of all outstanding Shares. After the Acceptance Time, Purchaser intends to consummate the Merger as promptly as practicable, subject to the satisfaction of certain conditions. The Merger Agreement provides, among other things, that Purchaser will be merged with and into PFIE, with PFIE as the surviving corporation.
No Stockholder Vote Required to Effectuate Merger.
If the Offer is consummated, we expect to consummate the Merger pursuant to Section 92A.133 of the NRS, without a vote of the stockholders of PFIE. Section 92A.133 of the NRS provides that, subject to certain statutory requirements, if following consummation of a tender offer for a publicly traded Nevada corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the corporation consummating the tender offer equals at least that percentage of the voting power of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to approve a merger agreement under the NRS and the target corporation’s articles of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in the tender offer, the corporation consummating the tender offer may effect a merger with the target Nevada corporation without a vote of the stockholders of the target Nevada corporation. Accordingly, if the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Offer Expiration Time, together with any Shares beneficially owned by Purchaser or its “affiliates” (as defined in Section 92A.133(4)(a) of the NRS), immediately after giving effect to the acceptance for payment of Shares in the Offer, equals at least a majority of the then issued and outstanding Shares, and the other Offer Conditions are satisfied or waived, no vote of the PFIE stockholders will be required to approve or effectuate the Merger, and Purchaser will not seek the approval of PFIE’s remaining public stockholders before effecting the Merger. Section 92A.133 of the NRS also requires that the Merger Agreement provide that a merger pursuant to that provision be effected as soon as practicable after the tender offer. Therefore, PFIE, Parent and Purchaser have agreed to take all necessary action to cause the Merger to become effective as promptly as practicable following the acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Plans for PFIE.
Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of PFIE will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of PFIE and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of PFIE during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of PFIE’s business, operations, capitalization and management with a view to optimizing development of PFIE’s potential. Possible changes could include changes in PFIE’s business, corporate structure, articles of incorporation, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent, Purchaser and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.
As of the date of this Offer to Purchase, no member of PFIE’s current management has entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding potential terms of employment with, or the right to participate in the equity of, the Surviving Corporation or Parent. Moreover, as of the date of this Offer to Purchase, no discussions have been held between members of PFIE’s current management and Parent, Purchaser or their affiliates with respect to any such agreement, arrangement or understanding. Parent may establish equity-based compensation plans for management of the Surviving Corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the Surviving Corporation. Although it is likely that certain members of PFIE’s management team will enter into arrangements with the Surviving Corporation or Parent regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, the Surviving Corporation or Parent, as of the date of this Offer to Purchase no discussions have occurred between members of PFIE’s current management and Parent or Purchaser regarding the potential terms of any such employment or severance arrangement, and there can be no assurance that any parties will reach an agreement on commercially reasonable terms, or at all. The potential terms of any new arrangements are currently expected to be discussed and entered into after completion of the Merger.
In the normal course of its business of investing, Parent may pursue acquisitions of other companies in PFIE’s industry and look to combine those companies with PFIE. Except as described above or elsewhere in this Offer to Purchase, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving PFIE or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of PFIE or any of its subsidiaries, (iii) any material change in PFIE’s capitalization or dividend policy, (iv) any other material change in PFIE’s corporate structure or business, (v) a class of securities of PFIE being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vi) a class of equity securities of PFIE being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
13.
Certain Effects of the Offer.

Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Parent and Purchaser intend to consummate the Merger as promptly as practicable following the Acceptance Time.
Stock Quotation.   The Shares are currently listed on the Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the Nasdaq because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to and will cause PFIE to delist the Shares from the Nasdaq.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. The registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
14.
Dividends and Distributions.

PFIE has not declared or paid any cash dividends on its Shares and does not anticipate paying any cash dividends in the near future. As discussed in Section 11 — “The Merger Agreement; Other Agreements,” the Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, except as expressly contemplated, required or permitted by the Merger Agreement, as required by applicable law, or with the written consent of Parent, PFIE will not establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock.
15.
Certain Conditions of the Offer.

Notwithstanding any other term of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to (and Parent shall not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered pursuant to the Offer and not validly withdrawn prior to any then-scheduled Expiration Date with the Offer if the following conditions (the “Offer Conditions”) have not been satisfied or waived by Parent and/or Purchaser:
(i)
the number of Shares validly tendered and not validly withdrawn prior to the Offer Expiration Time (other than shares tendered by guaranteed delivery that have not yet been “received,” as such term is used in Section 92A.133(4)(g) of the NRS, by the depositary for the Offer), when added to any Shares already owned by Parent, Purchaser or any of Parent’s other subsidiaries, equals at least a majority of the voting power of the then issued and outstanding Shares (the “Minimum Tender Condition”);

(ii)
(A) the representations and warranties of PFIE contained in the Merger Agreement (other than the representations and warranties of PFIE set forth in the first sentence of Section 4.01(a) (Organization, Standing and Power; Charter Documents; Subsidiaries), Section 4.02(a)-(b) (Capital Structure), Section 4.03 (Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statues), Section 4.05(a) (Absence of Certain Changes or Events), Section 4.10 (Brokers and Other Advisors) and Section 4.20 (Fairness Opinion) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the Offer Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded); (B) the representations and warranties of PFIE set forth in Section 4.02(a)-(b) (Capital Structure) of the Merger Agreement shall be true and correct (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of immediately prior to the Offer Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies) as of that date); (C) the representations and warranties of PFIE set forth in first sentence of Section 4.01(a) (Organization, Standing and Power; Charter Documents; Subsidiaries), Section 4.03 (Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statues), Section 4.10 (Brokers and Other Advisors) and Section 4.20 (Fairness Opinion) of the Merger Agreement shall be true and correct in all material respects as of the date of the Agreement and as of immediately prior to the Offer Expiration Time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (D) Section 4.05(a) (Absence of Certain Changes or Events) of the Merger Agreement shall be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Offer Expiration Time;
(iii)
the Merger Agreement has not been terminated in accordance with its terms;

(iv)
PFIE shall have complied with and performed in all material respects its covenants, agreements and obligations required to be complied or performed by it on or prior to the Offer Expiration Time;

(v)
no Effect has occurred that, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect;

(vi)
there is no order or other legal restraint that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or prohibiting the consummation of the Offer or the Merger; and

(vii)
the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated.

Subject to the provisions of the Merger Agreement, Parent and Purchaser expressly reserve the right to increase the Offer Price and amend, modify or waive any Offer Condition (other than the Minimum Tender Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Purchaser and Parent have agreed that (A) Purchaser shall not decrease the Offer Price and (B) no change may be made to the Offer that (i) changes the form of consideration to be delivered by Purchaser pursuant to the Offer, (ii) reduce the number of Shares sought to be purchased by Purchaser in the Offer, (iii) imposes conditions or requirements to the Offer in addition to the Offer Conditions or (iv) otherwise amends or modifies or amends any of the other terms of the Offer in a manner that is adverse to any PFIE stockholder.
16.
Certain Legal Matters; Regulatory Approvals.

General.   Except as described in this Offer to Purchase, neither Parent nor Purchaser is aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by PFIE with the SEC and other publicly available information concerning PFIE, neither Parent nor Purchaser is aware of any governmental license or regulatory permit that appears to be material to PFIE’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Laws,”

such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to PFIE’s business, or certain parts of PFIE’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Certain Conditions of the Offer.”
State Takeover Laws.   A number of states (including Nevada, where PFIE is incorporated) have enacted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In the Merger Agreement, PFIE has represented that its board of directors has taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of Shares as set forth in PFIE’s articles of incorporation or bylaws, or in any state takeover or anti-takeover statute or similar law (including Sections 78.378 to 78.3793 of the NRS, inclusive, and Sections 78.411 to 78.444 of the NRS, inclusive) to be inapplicable to the Merger Agreement and the Transactions, including the Offer and the Merger. PFIE has further represented that at no time, from and including the date of the Merger Agreement through the duration of the Offer, will PFIE be an “issuing corporation” (as defined in Section 78.3789 of the NRS). Effective October 28, 2024, the board of directors of PFIE approved an amendment to the bylaws of PFIE to render the provisions of Nevada’s acquisition of controlling interest statutes (Sections 78.378 through 78.3793 of the NRS, inclusive) inapplicable to the Merger Agreement the acquisition of any shares of PFIE capital stock thereunder or the consummation of any transactions contemplated thereby, including, without limitation, the Offer and the Merger. If any such takeover law or provision does or may become applicable to the Offer, the Merger or the other Transactions, the Merger Agreement requires PFIE and its board of directors to grant such approvals and take such actions (including amending the PFIE bylaws) as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such takeover law or provision.
A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.
Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
PFIE, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Certain Conditions of the Offer.”
17.
No Dissenter’s or Appraisal Rights.

There are no dissenter’s rights or appraisal rights available as a result of or in connection with the Offer. Pursuant to Section 92A.390 of the NRS, there are no dissenter’s rights or appraisal rights available as a result of or in connection with the Merger, if consummated.
18.
Fees and Expenses.

Parent and Purchaser have retained D.F. King to be the Information Agent and Colonial Stock Transfer Company, Inc. to be the Depositary and Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request brokers, bankers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary and Paying Agent each will receive customary compensation for their respective services in connection with the Offer, will be reimbursed for customary expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, bankers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
19.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such state and to extend the Offer to holders of Shares in such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, PFIE or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. If the Offer is completed, Purchaser will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning PFIE — Available Information.”
COMBUSTION MERGER SUB, INC.
December 3, 2024

SCHEDULE I
Directors and Executive Officers of Purchaser Entities
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser and Parent are set forth below. Unless otherwise indicated, each director or executive officer is a citizen of the United States. The business address of each of the directors and executive officers of Purchaser and Parent is 5080 Spectrum Drive, Suite 800E, Addison, Texas, 75001.
Purchaser Directors and Executive Officers
Name	Position	Principal Occupation or Employment and 5-Year Employment History
Todd Gleason	President, Director	Mr. Gleason has served as Chief Executive Officer of Parent since July 2020. He previously served as President and Chief Executive Officer of Scientific Analytics from April 2015 to July 2020.
Peter Johansson	Director	Mr. Johansson has served as Chief Financial and Strategy Officer of Parent since 2022. Previously, he served as an independent consultant from 2020 to 2022 as well as the President and Chief Operating Officer of ByoPlanet International, LLC from 2020 to 2021. He also previously served as the Executive Vice President, Strategy, Corporate Development and Marketing of Accudyne Industries from 2014 to 2020.
Lynn Watkins-Asiyanbi	Director	Ms. Watkins-Asiyanbi has served as Chief Administrative and Legal Officer of Parent since 2022. Previously, she served as the Deputy General Counsel and Chief Ethics and Compliance Officer of JBT Corporation from 2016 to 2022.
Jennifer Turner	Director	Ms. Turner has served as the Treasurer of Parent since 2015.
Parent Directors and Executive Officers
Name	Position	Principal Occupation or Employment and 5-Year Employment History
Jason DeZwirek	Chairman of the Board	Mr. DeZwirek has served as Chairman of Parent’s board since May 2013. He previously was the Secretary of Parent from February 1998 until September 2013.
Todd Gleason	Chief Executive Officer, Director	Mr. Gleason has served as Chief Executive Officer of Parent since July 2020. He previously served as President and Chief Executive Officer of Scientific Analytics from April 2015 to July 2020.
Robert E. Knowling, Jr.	Director	Mr. Knowling has served as Chairman of Eagles Landing Partners since 2009. He previously served as Chief Executive Officer of Telwares from 2005 to 2009.
Claudio A. Mannarino	Director	Mr. Mannarino has served as President of Settle CS, a management consulting firm, since 2016. Previously, he served as the Senior Vice President and Chief Financial Officer of API Technologies Corp, from June 2015 to November 2015.

Name	Position	Principal Occupation or Employment and 5-Year Employment History
Munish Nanda	Director	Mr. Nanda served as President of Americas & Europe of Watts Water, a global manufacturer of plumbing, heating and water quality products, from 2016 to 2023.
Valerie Gentile Sachs	Director	Ms. Sachs previously served as the Vice President, General Counsel and Corporate Secretary of OM Group, Inc. as well as the General Counsel of Marconi plc.
Laurie Siegel	Director	Ms. Siegel has served as the President of LAS Advisory Services since 2012. She previously served as Senior Vice President of Human Resources and Communications of Tyco International Ltd. from 2003 to 2012.
Richard F. Wallman	Director	Mr. Wallman previously served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc.
Peter Johansson	Chief Financial Officer	Mr. Johansson has served as Chief Financial and Strategy Officer of Parent since 2022. Previously, he served as an independent consultant from 2020 to 2022 as well as the President and Chief Operating Officer of ByoPlanet International, LLC from 2020 to 2021. He also previously served as the Executive Vice President, Strategy, Corporate Development and Marketing of Accudyne Industries from 2014 to 2020.
Lynn Watkins-Asiyanbi	Chief Administrative and Legal Officer	Ms. Watkins-Asiyanbi has served as Chief Administrative and Legal Officer of Parent since 2022. Previously, she served as the Deputy General Counsel and Chief Ethics and Compliance Officer of JBT Corporation from 2016 to 2022.

THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY
OTHER REQUIRED DOCUMENTS SHOULD BE SENT BY EACH STOCKHOLDER OF
PFIE OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK,
TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AND PAYING AGENT AS FOLLOWS:
The Depositary and Paying Agent for the Offer is:
Colonial Stock Transfer Company, Inc.
If delivering by express mail, courier, or other expedited service:	If delivering by first class mail:
Colonial Stock Transfer Company, Inc. 7840 South 700 East Sandy, UT 84070	Colonial Stock Transfer Company, Inc. 7840 South 700 East Sandy, UT 84070
Questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (866) 342-4881
Email: PFIE@dfking.com